Exhibit 10.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into effective for all purposes as of the “Effective Date” (defined below), by and between LL FLOORING SERVICES, LLC, a Delaware limited liability company (“Seller”) and SNA NE, LLC, a Delaware limited liability company (“Purchaser”).

WHEREAS, Seller is the owner of that certain parcel of land comprising approximately 97.55 acres in Sandston, Henrico County, Virginia, having Parcel #851-705-5088, as legally described on Exhibit A and generally shown on Exhibit A-1, each attached hereto and by this reference made a part hereof (the “Land”), and all improvements, buildings and structures, if any, located on the Land, including without limitation, the approximately 995,792 square foot building located thereon (the “Building”);

WHEREAS, on August 11, 2024 (the “Petition Date”), Seller filed a voluntary petition (the “Chapter 11 Proceedings”) for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, the transactions contemplated by this Agreement are subject to the approval of the Bankruptcy Court and will be consummated pursuant to the Distribution Center Sale Order (as defined below) approving such transactions under section 363 of the Bankruptcy Code free and clear of all liens, claims and encumbrances other than the Permitted Title Exceptions (as defined below), all as more specifically set forth in this Agreement and in accordance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) and the Bid Procedures Order (as defined below);

WHEREAS, on August 12, 2024, Seller filed a motion with the Bankruptcy Court seeking, among other things, authority to grant to Purchaser the Breakup Fee (defined below) contained herein and to establish certain procedures governing the sale of substantially all assets of Seller as a going concern [Dkt. No. 44] (the “Bid Procedures Motion”);

WHEREAS, Seller and Purchaser have negotiated in good faith and at arm’s length for the purchase and sale of the Property and for certain bid protections in connection therewith, all subject to the terms and conditions set forth herein; and

WHEREAS, Purchaser desires to purchase the Property from Seller and Seller has agreed to sell the Property to Purchaser in accordance with, and subject to the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the recitals set forth above, which are fully incorporated herein by this reference, and the mutual covenants and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

1. PROPERTY. “Property” shall mean all of the following:

1.1 The Land, together with (i) the Building and all other improvements, buildings, structures, and fixtures located on the Land or in the Building; (ii) all of Seller’s rights under any and all covenants, conditions, restrictions and easements appurtenant to or benefiting the Land and any fixtures or improvements on the Land; (iii) all rights allocated to the owner of the Land for water, sewer or septic, gas, electrical or other utility service; (iv) all rights, privileges, easements, entitlements and appurtenances belonging or appurtenant to the Land, including all water and water rights (including water well rights); all oil, gas and mineral rights; all air rights, and all drainage rights; and (v) all right, title and interest of Seller in and to any and all roads, streets, alleys or public and private rights of way abutting the Land (collectively, the “Real Property”).

1.2 All right, title and interest of Seller, in all intangible personal property related to the Real Property, including, without limitation: all assignable guarantees and warranties, whether express or implied; all assignable certificates, licenses, permits, authorizations, consents and approvals relating to the Property or the operation thereof; all development rights, plans, plats, studies, reports, surveys, permits, approvals, licenses, and governmental entitlements relating to the Real Property; and all utility availability, effluent discharge rights, sewage treatment capacity and water capacity available to, which exclusively serves, or which will exclusively serve the Land, but specifically excluding all leases and occupancy agreements and any guaranties or letters of credit in connection with the same, except as otherwise expressly set forth in this Agreement (being hereinafter sometimes referred to collectively as the “Intangible Personal Property”).

1.3 All right, title and interest of Seller in any lease or occupancy agreement, as the same may have been amended, restated, supplemented, altered or otherwise modified from time to time prior to the Effective Date or from and after the Effective Date subject to the terms of the Agreement, pursuant to which Seller has granted another Person the right to use or occupy all or any portion of the Real Property, and all guaranties of any of the obligations of the tenants thereto delivered in connection with such lease or other agreement (collectively, the “Leases”).

For the avoidance of doubt, the term “Property” shall at all times exclude all right, title and interest of Seller, in all furniture, equipment, machinery, inventories, supplies, signs and other tangible personal property owned by Seller and installed, located or situated on or used in connection with the management, operation or repair of the Real Property, including any and all inventory and stock in trade of Seller or its affiliates, including all flooring, accessories, merchandise and trim, and other merchandise intended for sale or resale, together with any additions thereto prior to Closing and subject to depletion, resupply, substitution, replacement and/or disposition in the ordinary course of business (collectively, the “Tangible Personal Property”) that may be located on the Land or in the Building from time to time.

2. PURCHASE AND SALE. Seller agrees to sell and convey the Property to Purchaser and Purchaser agrees to purchase and acquire the Property from Seller on the terms and conditions set forth in this Agreement.

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3. PURCHASE PRICE; PAYMENT OF PURCHASE PRICE.

3.1 Purchase Price. The purchase price for the Property shall be One Hundred Four Million Seven Hundred Fifty Thousand and 00/100 Dollars ($104,750,000.00) (the “Purchase Price”).

3.2 Payment of Purchase Price. The Purchase Price shall be payable in full, with credit given at Closing (hereafter defined) for the Deposit (as hereafter defined) made by Purchaser under this Agreement, with such Purchase Price to be paid by wire transfer of immediately available federal funds, as adjusted for prorations pursuant to the terms of this Agreement.

4. DEPOSIT.

4.1 Deposit. Within five (5) Business Days after the Effective Date, Purchaser shall deliver to Fidelity National Title Insurance Company (referred to herein as “Escrow Agent” or “Title Company”) by wire transfer of immediately available federal funds a deposit in the amount of Five Million and 00/100 Dollars ($5,000,000.00) (the “Deposit”). The Deposit shall be held by Escrow Agent in accordance with the terms of this Agreement and at the option of Purchaser, in an interest bearing account, provided, however, that any interest accrued on the Deposit shall not be included in the definition of “Deposit” and such interest shall either be: (i) applied as a credit to the Purchase Price at Closing, or (ii) released to Purchaser upon the termination of this Agreement.

4.2 Disposition of Deposit. The Deposit shall be non-refundable except as provided in Sections 5.2.4, 5.2.6, 7.4, 10.3, 14, 15.1, and 15.2 of this Agreement. The Deposit in its entirety shall be applied to the Purchase Price at Closing.

5. CLOSING; CHAPTER 11 PROCEEDINGS.

5.1 Closing. If Purchaser or Seller does not terminate this Agreement in accordance with a termination right expressly provided for in this Agreement, and subject to the terms and conditions of this Agreement, including Section 10 below, Seller and Purchaser agree to complete the purchase and sale of the Property (“Closing”) on September 30, 2024 (the “Initially Scheduled Closing Date”), in a private sale pursuant to section 363 of the Bankruptcy Code and subject to the Distribution Center Sale Order, unless there is a motion pending as of the Initially Scheduled Closing Date seeking approval of a sale of substantially all assets of Seller other than the Property as a going concern (a “Going Concern Sale Motion”), in which case, Closing will occur on the third (3rd) Business Day after the earliest to occur of (i) the Bankruptcy Court entering an order granting the Going Concern Sale Motion (a “Going Concern Sale Order”); (ii) the Debtors (defined below) withdrawing the Going Concern Sale Motion; (iii) the Bankruptcy Court entering an order denying the Going Concern Sale Motion; or (iv) October 30, 2024; provided, however, that, if Purchaser becomes the successful bidder pursuant to Section 5.2.7 of this Agreement, the Closing shall occur within ten (10) Business Days following such designation (the date on which Closing occurs being the “Closing Date”).

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5.2 Chapter 11 Proceedings.

5.2.1 Chapter 11 Proceedings. Notwithstanding anything herein to the contrary, Purchaser acknowledges that (i) Seller has filed for bankruptcy under the Bankruptcy Code prior to the Effective Date and (ii) the obligations of Seller (as a debtor or debtor in possession in the context of the Chapter 11 Proceedings, and together with its affiliates that are also debtors and/or debtors in possession in the Chapter 11 Proceedings, the “Debtors”) hereunder and the transactions contemplated hereby are subject to the terms of any applicable orders of the Bankruptcy Court, including, without limitation, the entry of the Distribution Center Sale Order.

5.2.2 Bid Procedures Order. To the extent not entered prior to the Effective Date, the parties will use their respective good faith and commercially reasonable efforts to cause the Bankruptcy Court to enter an order granting the Bid Procedures Motion (the “Bid Procedures Order”) or otherwise approve the Breakup Fee.

5.2.3 Distribution Center Sale Order. Promptly after the Effective Date, the parties shall use commercially reasonable efforts to obtain entry of an order by the Bankruptcy Court approving this Agreement (the “Distribution Center Sale Order”), which Distribution Center Sale Order shall be in form and substance satisfactory to Purchaser and shall provide, among other things, that the sale of the Property (i) is pursuant to section 363(f) of the Bankruptcy Code, free and clear of all liens, claims, encumbrances, interests, and rights of set-off, whether known or unknown, disputed, contingent, actual, or otherwise, arising prior to Closing (other than, in each case, Permitted Title Exceptions); (ii) authorizing consummation of the transactions contemplated hereby; (iii) containing a finding that the transactions contemplated by this Agreement are undertaken by Seller and Purchaser (solely in its capacity as such) at arm’s length, without collusion and in good faith by Purchaser within the meaning of section 363(m) of the Bankruptcy Code; (iv) providing that Purchaser will not be subject to successor liability for any claims or causes of action of any kind or character against Seller, whether known or unknown, unless expressly assumed pursuant to this Agreement; (v) authorizing Purchaser to freely own and operate the Property (subject to the terms of any Permitted Title Exceptions); (vi) providing that the Bankruptcy Court shall retain jurisdiction to hear any disputes arising in connection with the transactions contemplated by this Agreement; (vii) permitting Purchaser to waive, in its sole and absolute discretion, the 14-day stay period under Rule 6004(h) of the Bankruptcy Rules; and (viii) granting related relief. Purchaser shall promptly take all actions reasonably requested by the Debtors to assist in obtaining the Distribution Center Sale Order and any other order of the Bankruptcy Court reasonably necessary in connection with the transactions contemplated hereunder, including but not limited to (a) demonstrating that Purchaser is a “good faith” purchaser under the Bankruptcy Code; (b) demonstrating Purchaser’s ability to pay and perform or otherwise satisfy all obligations and liabilities to be assumed by Purchaser hereunder; and (c) appearing formally or informally in Bankruptcy Court if reasonably requested by the Debtors or required by the Bankruptcy Court in connection with the transactions contemplated hereunder and obtaining entry of the Distribution Center Sale Order.

5.2.4 Fiduciary Out. Notwithstanding anything herein to the contrary, if the board of directors of the Debtors determine in their business judgment that another bidder or group of bidders submits a bid in the Chapter 11 Proceedings for (i) all or substantially all of the Debtors’ assets and business, including the Property; (ii) a sum of the parts of the Debtors’ assets and business which includes a bid for the Property; or (iii) solely the Property, and such bid described in the foregoing clauses (i), (ii) or (iii) is reasonably likely to result in a higher or better

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bid for the Debtors’ assets and/or business, thereby maximizing value for the Debtors’ bankruptcy estates, Seller shall have the right (the “Fiduciary Out”) to terminate this Agreement consistent with the Debtors’ fiduciary duties. For the avoidance of doubt, in the event Seller exercises its Fiduciary Out, Purchaser shall be entitled to a return of the Deposit and payment of the Breakup Fee to the extent provided pursuant to Section 5.2.6 hereof.

5.2.5 Work Fee. Prior to the Effective Date, Seller has paid to Purchaser a work fee in the amount of $350,000 (the “Work Fee”) which shall be applied to Purchaser’s reasonable, actual, documented out-of-pocket costs and expenses (including, without limitation, the fees and expenses of counsel, advisors and representatives) incurred in connection with the transaction contemplated hereunder until the earlier of (i) the Closing or (ii) the termination of this Agreement. To the extent Purchaser incurs costs and expenses less than the Work Fee, Purchaser shall promptly return the unused portion of the Work Fee to Seller following the Closing or earlier termination of this Agreement.

5.2.6 Breakup Fee. Following the occurrence of both the entry of the Bid Procedures Order, and the execution and delivery of this Agreement by Seller and Purchaser, Purchaser shall be entitled to receive back the Deposit, and a breakup fee in an aggregate amount equal to three percent (3%) of the Purchase Price (the “Breakup Fee”) upon the occurrence (each, a “Breakup Fee Trigger Event”) of (a) the closing of a transaction with an alternate buyer for the Property, whether as a standalone sale of the Property or the sale of the Property as part of a larger transaction to a buyer purchasing a portion or all of the Debtors’ business, including for the avoidance of doubt, a transaction that was consummated following Seller’s exercise of a Fiduciary Out (an “Alternative Transaction”) or (b) the Debtors elect to close an Alternative Transaction but fail to close either the Alternative Transaction by October 30, 3024 or close the transaction with Purchaser as the Back-Up Bidder (as defined below) pursuant to Section 5.2.7 hereof, including due to a failure of a condition set forth in Section 10.1 below. The Parties agree that, subject to Bankruptcy Court approval, the Breakup Fee shall (i) be paid in full from the cash proceeds of an Alternative Transaction in the event of an Alternative Transaction and (ii) to the extent not paid from the cash proceeds of an Alternative Transaction, be treated as a super priority administrative expense under section 503 of the Bankruptcy Code with priority over all other administrative expenses of Sellers of the kind specified in section 503(b) of the Bankruptcy Code; provided, that, the priority of such super priority administrative expense shall be junior to the Carve-Out (as defined in the DIP Motion) and, for the avoidance of doubt, shall be payable solely upon the DIP ABL Obligations and Prepetition ABL Obligations being Paid in Full. The parties acknowledge and agree that in no event shall Seller be required to pay the Breakup Fee on more than one occasion. Following the occurrence of the Breakup Fee Trigger Event, the Breakup Fee shall be payable within (3) Business Days after the closing of an Alternative Transaction from the proceeds of such Alternative Transaction. Seller’s obligation to pay the Breakup Fee shall survive the termination of this Agreement.

5.2.7 Back-Up Bidder. Upon the Effective Date, Purchaser shall be the back-up bidder (in such capacity, the “Back-Up Bidder”) for the Property (the “Back-Up Bid”) in the event Seller enters into an agreement for an Alternative Transaction. The Back-Up Bid will remain open and irrevocable until the earliest to occur of (a) consummation of the Alternative Transaction; (b) October 30, 2024; and (c) release of the Back-Up Bid by the Debtors in writing. If an Alternative Transaction shall fail to close within the period set forth above, the Back-Up

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Bidder shall be deemed to be the successful bidder for the Property and Seller will be authorized, without further order of the Bankruptcy Court, to, and Seller and Back-Up Bidder shall, consummate the transactions contemplated by this Agreement within ten (10) Business Days of Back-Up Bidder becoming the successful bidder, on the terms and conditions set forth in this Agreement.

6. ACCESS TO THE PROPERTY.

6.1 Purchaser’s Access to the Property. From and after the Effective Date and until the Closing or earlier termination of this Agreement (the “Access Period”), Purchaser and Purchaser Parties (as defined in the Access Agreement) shall have the right to access the Property as Purchaser deems necessary or desirable, in each case subject to, and in accordance with, the terms and conditions of that certain Early Access Agreement dated August 9, 2024 by and between Purchaser and Seller (as the same may be amended, modified, or supplemented, the “Access Agreement”) (including any confidentiality requirements contained therein). Notwithstanding anything to the contrary set forth in the Access Agreement, Purchaser shall have the right during the Access Period to obtain confirmation, and/or to apply for, from any Governmental Authorities having jurisdiction over the Property, any and all entitlements, plats or replats, easements, special use permits, zoning, annexation, utilities or similar matters necessary or convenient (as determined by Purchaser in its sole and absolute discretion) for the operation of the Property (collectively, “Governmental Approvals”). The Governmental Approvals shall be at Purchaser’s sole cost and expenses, provided that Seller, at no cost or expense to Seller, shall reasonably cooperate with Purchaser in obtaining the Governmental Approvals. Purchaser shall be responsible for all costs and expenses associated with the Governmental Approvals. Purchaser shall include Seller on all material communications with Governmental Authorities that could reasonably be expected to impact Seller’s current use of the Property. All Governmental Approvals that Purchaser applies for shall not in any manner interfere with Seller’s business at the Property prior to Closing and shall not be binding on, or constitute a lien on, the Property prior to Closing.

6.2 Lease Negotiation. As of the Closing, Purchaser, as landlord, and Seller, as tenant, shall enter into a lease substantially in the form set forth on Exhibit E attached hereto (such lease being hereinafter referred to as the “Seller Lease”); provided, however, by written notice to Purchaser at least ten (10) Business Days prior to the Closing Date, Seller may (i) unilaterally elect that the term of the Seller Lease be shorter than the “Term” set forth in the form of Seller Lease attached hereto (in which case the parties shall modify the Seller Lease accordingly for execution) or (ii) determine not to enter into the Seller Lease, in each case, in Seller’s sole discretion.

7. TITLE. Seller holds and shall convey to Purchaser at Closing, marketable fee simple title to the Property, free and clear of all liens and encumbrances except for those matters approved or deemed approved by Purchaser in accordance with the provisions set forth below (the “Permitted Title Exceptions”) which shall be insured by the Title Company.

7.1 Title Commitment. Prior to the Effective Date, Seller has obtained and delivered to Purchaser a Commitment for Title Insurance for an Owner’s Policy of Title Insurance issued by the Title Company with an effective date of July 15, 2024 (the “Title Commitment”), in the amount of the Purchase Price, with Purchaser as the proposed insured, and accompanied by true, complete and legible copies of all exceptions referred

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to in the Title Commitment. All exceptions to title disclosed in the Title Commitment (excepting Monetary Liens (as defined below)) shall be “Permitted Title Exceptions.” Notwithstanding anything to the contrary set forth in this Agreement, Seller shall be obligated, at its sole cost and expense, to cause to be released of record all monetary liens, claims, judgments and encumbrances affecting title to the Property, including mechanic’s liens and liens for unpaid taxes (collectively, “Monetary Liens”) on or before Closing.

7.2 Survey. Prior to the Effective Date, Seller has obtained and delivered to Purchaser an ALTA/NSPS Land Title Survey of the Property prepared by Timmons Group and dated July 26, 2024 (the “Survey”).

7.3 Grants Following Effective Date. After the Effective Date, Seller shall not grant, record, join into, or consent to, any easements and/or rights-of-way and/or other encumbrances or agreements affecting the Property or enter into any agreements, proffers, or other commitments which would be binding on the Property following Closing, without providing at least five (5) Business Days’ notice to Purchaser and obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned, or delayed.

7.4 Subsequent Title Objections. If an update to the Title Commitment and/or the Survey obtained by Purchaser or Seller from and after the date of the Title Commitment and/or Survey delivered pursuant to Section 7.1 or Section 7.2 (as applicable) discloses any new encumbrances or matters which Purchaser in good faith determines would, or could reasonably be expected to, have a material and adverse impact with respect to the Property, and which new encumbrances or matters were not a result of or attributable to Purchaser’s (or any party affiliated with or acting by or through Purchaser) actions or otherwise consented to by Purchaser in accordance with Section 7.3 or otherwise (each, a “Subsequent Material Title Matter”), then Purchaser shall be permitted to object to any such Subsequent Material Title Matter within three (3) Business Days of receipt of any update to the Title Commitment and/or Survey that discloses such Subsequent Material Title Matter (the “Subsequent Title Objections”). Within five (5) Business Days following receipt of any Subsequent Title Objections (the “Objection Cure Notice Period”), Seller shall elect by written notice to Purchaser whether or not it will attempt to cure the Subsequent Title Objections. The failure by Seller to timely send a notice during the Objection Cure Notice Period shall be deemed a notice by Seller to decline to cure such Subsequent Title Objections. For the avoidance of doubt, Seller shall be obligated to cure any Subsequent Title Objections that are Monetary Liens. If Seller elects to attempt to cure any Subsequent Title Objections, the cure of such Title Objections by Seller shall be a condition precedent to Purchaser’s obligations to proceed to Closing, and Seller shall take commercially reasonable steps to cure the same prior to Closing at Seller’s sole cost and expense. If Seller elects to attempt to cure any Subsequent Title Objections but fails to reasonably cure such Subsequent Title Objections prior to Closing, or if Seller elects to decline to cure such Subsequent Title Objections or is deemed to have so declined, then in any such case, Purchaser’s sole and exclusive rights and options with respect to such Subsequent Title Objections shall be either to notify Seller in writing within three (3) Business Days of receipt of Seller’s notice (or within three (3) Business Days after the lapse of the Objection Cure Notice Period if Seller does not send a notice) (i) that Purchaser shall accept Seller’s special warranty deed to the Property subject to said Subsequent Title Objections as remain unsatisfied, in which event such items shall be deemed to be “Permitted Title Exceptions” and Purchaser shall take title at Closing subject to the unsatisfied Subsequent Title Objections

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without reduction of the Purchase Price; or (ii) that Purchaser is electing to terminate this Agreement upon written notice to Seller and promptly receive a refund of the Deposit, in which event the parties shall have no further obligation hereunder, with the exception of those matters which expressly survive any termination of this Agreement. If Purchaser fails to timely exercise such termination right, then such Subsequent Title Objection shall be deemed approved by Purchaser and shall constitute Permitted Title Exceptions. Notwithstanding anything to the contrary set forth in this Agreement, and for the avoidance of doubt, in no event shall any Monetary Liens be deemed to be Permitted Title Exceptions.

8. REPRESENTATIONS, WARRANTIES AND COVENANTS.

8.1 Representations, Warranties and Covenants of Seller. For the purpose of inducing Purchaser to enter into and consummate the transaction contemplated herein, and in addition to any other representations and warranties set forth in this Agreement, Seller makes the following representations and warranties, which are made as of the Effective Date and shall also be true and correct in all material respects as of Closing:

8.1.1 Organization. Seller is a duly organized limited liability company validly existing and in good standing under the laws of the state of Delaware.

8.1.2 Authority. The execution and delivery of this Agreement by Seller, and the consummation by Seller of the transaction contemplated by this Agreement are within Seller’s authority, and all requisite action has been taken to make this Agreement valid and binding on Seller in accordance with its terms. This Agreement and the agreements and documents contemplated hereby to be entered into by Seller and the performance of Seller’s obligations hereunder and thereunder have been duly approved by all necessary action of Seller, and no further approvals are required by the officers, directors, trustees, members, partners or shareholders of Seller. Seller has obtained all consents, approvals, authorizations or orders of any court or governmental agency or body, or other entity or person if any, required for the execution, delivery and performance by Seller of its obligations under this Agreement.

8.1.3 No Legal Bar. The execution by Seller of this Agreement and the consummation by Seller of the transaction hereby contemplated does not, and as of Closing will not (i) result in a breach of or default under any indenture, agreement, instrument or obligation to which Seller is a party and which affects all or any portion of the Property, or (ii) constitute a violation of any governmental requirement.

8.1.4 No Default. To Seller’s knowledge, Seller is not in default, in any material respect, under any indenture, mortgage, deed of trust, loan agreement, or other agreement to which Seller is a party or which affects any portion of the Property.

8.1.5 Litigation. There are no claims, causes of action or other litigation or proceedings pending or, to Seller’s knowledge, threatened, in respect to the ownership, operation or environmental condition of the Property or any part thereof (including disputes with mortgagees, Governmental Authorities, utility companies, contractors, adjoining land owners or suppliers of good or services) that would materially and adversely affect the Property after Closing or Seller’s ability to perform its obligations under this Agreement.

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8.1.6 No Existing Violations or Violation Notices. To Seller’s knowledge, the Property is in material compliance with all material applicable laws, ordinances, regulations, statutes, rules and restrictions pertaining to the Property. Seller has not received any written notice of any material violation of any law, rule or regulation of any Governmental Authority (including any Environmental Laws) that relates to the Property which remains outstanding (“Violation Notice”), and in the event Seller receives any Violation Notice prior to Closing, Seller will promptly send a copy of such Violation Notice to Purchaser.

8.1.7 Hazardous Substances. To Seller’s knowledge, (i) there are no underground storage tanks, active or abandoned septic systems, water wells or monitoring wells of any type on the Property, and (ii) no Hazardous Materials have been or are used, generated or released from, on or onto the Property, or deposited, handled, stored or placed in, on, under or above the Property, unless otherwise disclosed in that certain Phase I Environmental Site Assessment prepared by Timmons Group for LL Flooring with respect to “6115 Technology Creek Drive, approximately 97.55 acres, Henrico County, Virginia 23150” with a Report Publication Date of July 30, 2024. “Hazardous Materials” shall mean materials, wastes or substances that are (i) included within the definition of any one or more of the terms “hazardous substances,” “hazardous materials,” “toxic substances,” “pollutants,” “toxic pollutants,” “contaminants,” and “hazardous waste” or similar term, in any Environmental Law; (ii) any material, waste or substance that is regulated or classified as hazardous or toxic; (iii) petroleum or petroleum-based products; (iv) asbestos or asbestos-containing materials; (v) polychlorinated biphenyls; (vi) flammable explosives; (vii) radioactive materials; (viii) any substance, the presence of which on the Real Property is prohibited by any environmental statute, ordinance or regulation affecting the Property, or (ix) any other substance which, by any Environmental Law affecting the Property, requires special handling in its collection, storage, treatment or disposal. “Environmental Laws” means the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. Sections 1251 et seq.), the Clean Air Act, as amended (42 U.S.C. Sections 7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601-2629), and all regulations promulgated under the foregoing, and any other federal, state or local laws, statutes, rules, ordinances, or regulations now or hereafter in effect relating to the protection of human health, the environment or natural resources, or to releases or threatened releases of Hazardous Materials into the environment, or other environmental matters.

8.1.8 Ownership. No other persons or entities other than Seller have any ownership interest in the Property.

8.1.9 Condemnation. Seller has not received any written notice from any Governmental Authority with respect to any condemnation or eminent domain proceeding which affect all or part of the Property and, to Seller’s knowledge, no such proceedings are pending or threatened.

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8.1.10 Possession. To Seller’s knowledge, there are no adverse parties in possession of the Property or any part thereof, or any leases or license relating to the use, operation, occupancy or possession of the Property except for (i) the Seller Lease to be executed at Closing, if applicable, and (ii) any other Leases to be terminated as of Closing. Seller has not granted to any party, nor, to Seller’s knowledge, does any party other than Purchaser have, any option, purchase contract, right of first refusal, right of first offer or other right or interest relating to Property, or any part thereof, or the use, purchase, occupancy or possession of the Property, or any part thereof.

8.1.11 Real Estate Taxes. No taxes or assessments relating to the Property have been deferred, and to Seller’s knowledge, the Property is not subject to any “roll-back” taxes of any state or local agricultural farmland assessment tax that is subject to recapture or recoupment by a Governmental Authority. Notwithstanding the foregoing, Seller acknowledges and agrees that, should the Property be subject to any such “roll-back” taxes, Seller shall be responsible for paying all such “roll-back” taxes at Closing as provided in Section 13.1.1 herein below.

8.1.12 Declaration. Seller has not received any written notice, nor does Seller otherwise have knowledge that the Property is not in compliance with the Declaration, and Seller has not received written notice of, nor does Seller otherwise have knowledge of, any outstanding assessments or dues in relation to the Declaration that are delinquent as of the Effective Date.

8.1.13 OFAC. Seller is not nor shall be at any time prior to or at the Closing an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity (collectively, a “Person”) named in any executive orders or lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) as Persons with whom a United States Citizen (a “U.S. Person”) may not transact business or must limit their interactions to types approved by OFAC generally known as “Specially Designated Nationals and Blocked Persons”.

8.1.14 Changes in Regulations. Seller has received no written notice of any, and to Seller’s knowledge, there is no, pending or contemplated change in any regulation, code, ordinance (including zoning), law or private restriction applicable to the Property, or to Seller’s knowledge, any pending or threatened judicial or administrative action, which would result in any material adverse change in the Property or permitted occupancy and use thereof.

8.1.15 Tax Appeals. To Seller’s knowledge, there are no pending tax protests or appeals relating to the Property.

8.1.16 Seller Ownership. No natural person owns a 25% or greater interest in Seller, directly or indirectly.

8.1.17 Anti-Terrorism, Anti-Corruption and Anti-Money Laundering.

(a)

The Property is not, and neither Seller nor, to Seller’s knowledge, any of its affiliates, subsidiaries, significant owners, officers, directors, employees or agents is, in violation of any applicable laws relating to anti-corruption, anti-bribery, terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56, as amended, and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”).

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(b)

Neither Seller nor, to Seller’s knowledge, any of its affiliates, subsidiaries, significant owners, officers, directors, employees or agents is (x) acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, (y) acting, directly or indirectly, on behalf of any country or territory subject to comprehensive economic sanctions (as of the Effective Date and without limitation, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine), or (z) included on any list of denied, specially designated, sanctioned, barred or otherwise blocked persons or entities maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the United States Department of State, the United States Department of Commerce or any other department of the federal government.

(c)

Neither Seller nor, to Seller’s knowledge, any of its affiliates, subsidiaries, significant owners, officers, directors, employees or agents has made, offered, agreed, requested or taken any direct or indirect bribe or other unlawful payment, including, without limitation, any kickback, in connection with the Property, where such payment is prohibited under any applicable law, rule or regulation.

8.1.18 ERISA. Seller is not, and the Property does not constitutes the assets of, a “benefit plan investor” within the meaning of Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended and the regulations thereunder.

For the purposes of this Agreement, the term “to Seller’s knowledge”, and similar terms, shall be limited to the actual knowledge of Douglas Clark (the “Seller Knowledge Party”), without any duty of inquiry whatsoever. The knowledge of others shall not be imputed to the Seller Knowledge Party. No investigation, review or inquiry of any persons, or other action shall be required of the Seller Knowledge Party. The person comprising the Seller Knowledge Party is the person charged with and most familiar with the overall use, ownership and operation of the Property for purposes of making the representations in this Section 8.1. The parties hereby agree that no claim whatsoever will be made against, or liability whatsoever will attach to said individual individually or in their capacity as Seller Knowledge Party. The terms of this paragraph shall expressly survive the Closing.

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8.2 Representations, Warranties and Covenants of Purchaser. Purchaser hereby represents and warrants to Seller as of the Effective Date and as of Closing as follows:

8.2.1 Organization. Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Delaware.

8.2.2 Authority. The execution and delivery of this Agreement by Purchaser and the agreements and documents contemplated hereby to be entered into by Purchaser and the consummation by Purchaser of the transaction and performance of Purchaser’s obligations hereunder and thereunder are within Purchaser’s authority and have been duly approved by all necessary action of Purchaser, and no further approvals are required by the officers, directors, members or shareholders of Purchaser in connection therewith to make this Agreement valid and binding on Purchaser. Purchaser has obtained all consents, approvals, authorizations or orders of any court or governmental agency or body, or other entity or person if any, required for the execution, delivery and performance by Purchaser of its obligations under this Agreement.

8.2.3 No Legal Bar. The execution by Purchaser of this Agreement and the consummation by Purchaser of the transaction hereby contemplated does not, and as of Closing will not (i) result in a breach of or default under any indenture, agreement, instrument or obligation to which Purchaser is a party, or (ii) constitute a violation of any governmental requirement.

8.2.4 OFAC. Purchaser is not nor shall be at any time prior to or at the Closing, a Person named in any executive orders or lists published by OFAC as Specially Designated Nationals and Blocked Persons.

8.2.5 Bankruptcy. Purchaser has not filed or been subject to a petition for bankruptcy, and has not made an assignment for the benefit of creditors, and to Purchaser’s knowledge no involuntary bankruptcy proceeding is threatened against Purchaser.

8.3 Reconfirmation of Representations and Warranties at Closing; Survival.

8.3.1 Seller shall reconfirm Seller’s representations and warranties in this Agreement as true and correct in all material respects at the time of Closing by execution and delivery of a certificate of reconfirmation thereof.

8.3.2 Purchaser shall reconfirm Purchaser’s representations and warranties in this Agreement as true and correct in all material respects at the time of Closing by execution and delivery of a certificate of reconfirmation thereof.

8.3.3 Seller’s and Purchaser’s respective representations and warranties set forth in this Agreement or any other Closing documents (but expressly excluding covenants of title included in the Deed) shall survive Closing until the date which is one (1) year after Closing, on which date all such representations and warranties of Seller and Purchaser shall expire. Seller and Purchaser agree that, following the Closing, each shall be liable for the direct, but not consequential, incidental, indirect, punitive, special or exemplary, damages or lost profits, resulting from any breach of its representations and warranties expressly set forth in this Agreement or any other Closing document; provided, however, that the total liability of Seller for all such breaches and any matters relating thereto or under any law applicable to the Property or this transaction shall not, in the aggregate, exceed three percent (3%) of the Purchase Price (the “Claim Cap”). Purchaser further agrees that, following the Closing, no claim may or shall be made for any alleged breach of any representations or warranties made by Seller under or relating to this

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Agreement unless the amount of such claim or claims, individually or in the aggregate, exceeds $100,000.00 (in which event the full amount of such valid claims against Seller, and not just the amount above $100,000.00, shall be actionable up to, but not in excess of, the Claim Cap). Except for any post-Closing re-prorations and adjustments made pursuant to Section 8.4(k), following the Closing, the sole and exclusive remedy of Seller and Purchaser under, arising out of or relating to this Agreement, the Property and the transactions contemplated hereby, whether based in contract, tort, strict liability, statute, common law or otherwise, shall be as set forth in this Section 8.3.

9. INTERIM COVENANTS.

9.1 Notices. From and after the Effective Date and prior to Closing, Seller shall provide Purchaser copies of any written notices Seller receives from any Governmental Authorities having jurisdiction over the Property that concern the Property (including written notices of any condemnation).

9.2 Insurance. From and after the Effective Date and prior to Closing, Seller shall maintain insurance against loss or damage with respect to the Property in amounts and with deductibles as Seller may determine, and commercial general liability insurance with respect to the Property, in amounts and with deductibles as Seller shall determine.

9.3 Estoppel. Seller shall request, and shall use good faith efforts to obtain, an estoppel certificate in a form reasonably acceptable to Purchaser executed by the declarant of the Declaration (the “Declaration Estoppel”). Sellers shall deliver to the Purchaser promptly upon receipt a copy of the executed Declaration Estoppel delivered to Seller. Obtaining the Declaration Estoppel is not a condition to the Closing. In no event shall Seller be in default hereunder for the failure to obtain the Declaration Estoppel.

9.4 Maintenance of Property. From and after the Effective Date and prior to Closing, Seller shall maintain the Property in a manner consistent with Seller’s past practices with respect to the Property and shall operate the Property in a manner that is consistent with the operation of the Property as of the Effective Date, unless such operation becomes prohibited or restricted by a change in any applicable laws.

9.5 Further Actions. Subject to the other express provisions of this Agreement, upon the request of either Purchaser, on the one hand, or Seller, on the other hand, the other party will execute and deliver such other documents, instruments and agreements, and take such other actions, as the requesting party may reasonably request or require (or as may be reasonably requested by the Title Company) for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement, including to effectuate the complete transfer of the Property to Purchaser and the issuance of the Title Policy (as defined below) to Purchaser.

9.6 Bankruptcy Court Matters.

9.6.1 Purchaser and Seller will use their respective good faith and commercially reasonable efforts to cause each of the Bid Procedures Order and the Distribution Center Sale Order to become a final order as soon as practicable after entry by the Bankruptcy Court;

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9.6.2 Without limiting Seller’s other obligations under this Agreement, the Distribution Center Sale Order shall be in form and substance reasonably acceptable to Purchaser in its sole and absolute discretion and any other order reasonably affecting Purchaser’s rights hereunder (together with the Distribution Sale Order, collectively, the “Chapter 11 Documents”) shall be in form and substance reasonably acceptable to Purchaser; provided, that, with respect to any order approving the Breakup Fee, any provisions therein that would reasonably be expected to impact the Breakup Fee or the approval thereof shall be in form and substance acceptable to Purchaser in its sole and absolute discretion. In furtherance of the foregoing, unless otherwise waived by Purchaser, Seller shall provide a draft of each Chapter 11 Document to Purchaser and use commercially reasonable efforts to do so at least two (2) days prior to filing. Purchaser will, promptly and without unreasonable delay in light of the deadlines included in this Agreement or set by the Bankruptcy Court, provide comments to or acceptance of such Chapter 11 Documents; provided, however, that if Purchaser does not provide such comments or acceptance in the manner and time deadline set forth herein, Seller shall have the right to file any such proposed filings with the Bankruptcy Court, subject to the rights of Purchaser;

9.6.3 Seller will promptly take such actions as are reasonably requested by Purchaser to assist in obtaining entry of the Bid Procedures Order and the Distribution Center Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of providing necessary assurances of performance by Seller of its obligations under this Agreement and all other agreements, instruments, certificates and other documents to be entered into or delivered in connection with the transactions contemplated by this Agreement and demonstrating that Purchaser is a good faith buyer under section 363(m) of the Bankruptcy Code;

9.6.4 If an appeal is taken, or petition for certiorari or motion for rehearing or re-argument filed, or a stay pending appeal is requested from either the Bid Procedures Order or the Distribution Center Sale Order, Seller will promptly notify Purchaser of such appeal, petition, motion or stay request and Seller, with input from Purchaser, will take all reasonable steps to defend against such appeal, petition, motion or stay request, to the extent that Seller has sufficient resources to do so;

9.6.5 Seller and Purchaser shall comply with all of their respective obligations under the Bid Procedures Order and Distribution Center Sale Order (after the entry of each such order by the Bankruptcy Court); and

9.6.6 Seller and Purchaser shall comply (subject to any order of the Bankruptcy Court waiving compliance) with all requirements under the Bankruptcy Code and the Bankruptcy Rules in connection with obtaining approval of the transactions contemplated by this Agreement. Seller shall serve on all required Persons, including: (i) all Persons who are known to possess or assert a claim or lien against or interest in the Property; (ii) all applicable Governmental Authorities; (iii) all other Persons required by any order of the Bankruptcy Court, the Bankruptcy Code or the Bankruptcy Rules; and (iv) using commercially reasonable efforts to serve any other Persons that Purchaser reasonably may request, any notice of the motions, hearings, or orders necessary to comply with its obligations under this Section 9.6.6 and to consummate the transactions contemplated hereby.

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9.7 Bankruptcy Court Approval; Breakup Fee.

9.7.1 Purchaser and Seller acknowledge that, under the Bankruptcy Code, (i) the sale of the Property is subject to approval of the Bankruptcy Court and the entry of the Bid Procedures Order and the Distribution Center Sale Order; and (ii) Seller’s obligation to pay the Breakup Fee is subject to the approval of the Bankruptcy Court thereof. Purchaser and Seller acknowledge that to obtain such approval, Seller must demonstrate that it has taken reasonable steps to obtain the highest or otherwise best value possible for the Property, including giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court, providing information about the Property to prospective bidders, entertaining and evaluating bids from qualified bidders and, if necessary, selling the Property to another qualified bidder.

9.7.2 The obligation of Seller to pay the Breakup Fee shall survive termination of this Agreement and the Parties agree that, subject to Bankruptcy Court approval, the Breakup Fee shall (i) be paid in full from the cash proceeds of an Alternative Transaction in the event of an Alternative Transaction and (ii) to the extent not paid from the cash proceeds of an Alternative Transaction be treated as a super priority administrative expense under section 503 of the Bankruptcy Code with priority over all other administrative expenses of Seller of the kind specified in section 503(b) of the Bankruptcy Code; provided, that, the priority of such superiority administrative expense shall be junior to the Carve Out (as defined in the DIP Motion) and, for the avoidance of doubt, shall be payable solely upon the DIP ABL Obligations and Prepetition ABL Obligations being Paid in Full. The Parties acknowledge and agree that in no event shall Seller be required to pay the Breakup Fee on more than one occasion. Following the occurrence of the Breakup Fee Trigger Event, the Breakup Fee shall be payable within (3) Business Days after the closing of an Alternative Transaction from the proceeds of such Alternative Transaction. Seller’s obligation to pay the Breakup Fee shall survive termination of the Agreement.

10. CONDITIONS TO CLOSING.

10.1 The obligation of Purchaser to proceed to Closing hereunder shall be expressly conditioned upon the satisfaction (or written waiver by Purchaser) of each of the following conditions:

10.1.1 Each of the representations and warranties of Seller set forth in this Agreement shall be true in all material respects as if made as of the date of Closing.

10.1.2 Seller shall have complied, in all material respects, with, and not be in material breach of, each of the covenants of Seller set forth in this Agreement.

10.1.3 The Title Company, upon payment of the premium therefor by Purchaser, shall be prepared to issue to Purchaser at Closing an owner’s policy of title insurance insuring marketable fee simple title to the Property in Purchaser subject only to the Permitted Title Exceptions (the “Title Policy”), and Seller and Purchaser, respectively, shall each have complied with the Schedule B-I (or its state equivalent) title requirements applicable to each of them for issuance of the Title Policy, as set forth in the Title Commitment.

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10.1.4 If the Seller Lease is entered into in accordance with the terms of this Agreement, Seller shall have vacated the Property other than the parts of the Property subject to the Seller Lease.

10.1.5 Seller shall have delivered, or be prepared as of the date of Closing to deliver, all Seller’s Closing Documents.

10.1.6 The Bankruptcy Court shall have entered the Distribution Center Sale Order and such order shall have become final and non-appealable (the “BK Closing Condition”); provided that if the Distribution Center Sale Order is appealed, Purchaser may elect in its sole discretion to nevertheless proceed to Closing; provided, further, that if Purchaser makes such election, Seller may elect in its sole discretion to terminate this Agreement.

10.1.7 Unless Seller has elected not to enter into the Seller Lease in accordance with the terms of Section 6.2 above, the execution and delivery of the Seller Lease in the form substantially set forth on Exhibit E attached hereto.

10.2 The following conditions shall exist at the time of Closing hereunder, and the obligation of Seller to proceed to Closing hereunder shall be expressly conditioned upon and subject to the satisfaction (or written waiver by Seller) of each such condition:

10.2.1 Each of the representations and warranties of Purchaser set forth in this Agreement shall be true in all material respects as if made as of the date of Closing.

10.2.2 Purchaser shall have complied, in all material respects, with and not be in material breach of any of the covenants of Purchaser set forth in this Agreement.

10.2.3 Purchaser shall have delivered, or be prepared as of the date of Closing to deliver, all Purchaser’s Closing Documents.

10.3 If any one or more of the Conditions to Closing set forth in Section 10.1 shall not have been satisfied as of the Closing Date or any extension thereof, Purchaser may (i) terminate this Agreement (without waiver of its rights under Section 15 below) and receive a full refund of the Deposit (provided that the failure of such Condition(s) to Closing was not primarily caused by Purchaser), and thereafter the parties shall have no further obligation pursuant to this Agreement except as otherwise expressly set forth herein; or (ii) waive such Condition(s) to Closing (other than the BK Closing Condition pursuant to the terms of Section 10.1.11 above) and proceed to Closing.

11. SELLER AND PURCHASER CLOSING DOCUMENTS.

11.1 Seller Closing Documents. At Closing, Seller shall deliver the following documents (“Seller’s Closing Documents”), properly executed and, where required, acknowledged, to the Title Company or Purchaser, as applicable:

11.1.1 Deed. To the Title Company, special warranty deed in the form attached hereto as Exhibit B conveying good and marketable fee simple title to the Property to Purchaser, subject to the Permitted Title Exceptions (the “Deed”).

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11.1.2 Assignment. To Purchaser, an Assignment (“Assignment”) in the form attached hereto as Exhibit C, assigning to Purchaser all right, title and interest in and to all Intangible Personal Property.

11.1.3 Owner’s Title Affidavit. To the Title Company, an affidavit to be delivered to the Title Company in usual and customary form including such attestations as may be required by the Title Company to issue the Title Policy.

11.1.4 FIRPTA Affidavit. To the Title Company, a FIRPTA Non-Foreign Transferor Certificate in accordance with Section 1445 of the Internal Revenue Code, in the form attached hereto as Exhibit D for Seller as may be required for Closing and issuance of the Title Policy.

11.1.5 Settlement Statement. To the Title Company, a signed counterpart to the settlement statement (“Settlement Statement”) prepared by the Title Company, showing the sources and disbursements of all funds necessary for the consummation of Closing, with the allocations and prorations in accordance with this Agreement, in form reasonably acceptable to Seller and Purchaser.

11.1.6 Seller Authority Documents. To the Title Company, such evidence or other documents that may be reasonably required by the Title Company evidencing the status, capacity and authority of Seller in connection with the sale of the Property.

11.1.7 Certificate of Reconfirmation of Seller Representations and Warranties. To Purchaser, a certificate of reconfirmation of Seller’s representations and warranties in this Agreement as required by Section 8.3.1.

11.1.8 Lease. To Purchaser, if applicable pursuant to the terms of Section 6.2, a signed counterpart to the Seller Lease.

11.1.9 Tax Forms. To the Title Company, if applicable, a completed and executed Virginia Department of Taxation Nonresident Real Property Owner Registration Form R-5.

11.2 Purchaser’s Closing Documents. At Closing, Purchaser shall perform the following actions and deliver the following documents (“Purchaser’s Closing Documents” and together with Seller’s Closing Documents, “Closing Documents”), properly executed and, where required, acknowledged, to the Title Company or Seller, as applicable:

11.2.1 Payment of Purchase Price. To the Title Company, the full amount of the Purchase Price in accordance with the Settlement Statement, less the full amount of the Deposit (which shall be credited to the Purchase Price at Closing), by wire transfer of immediately available federal funds.

11.2.2 Assignment. To Seller, an executed counterpart of the Assignment.

11.2.3 Settlement Statement. To the Title Company, an executed counterpart of the Settlement Statement.

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11.2.4 Purchaser Authority Documents. To the Title Company, such evidence or other documents that may be reasonably required by the Title Company evidencing the status and capacity of Purchaser and the authority of the person or persons who are executing the various documents on behalf of Purchaser in connection with the purchase of the Property.

11.2.5 Certificate of Reconfirmation of Purchaser Representations and Warranties. To Seller, a certificate of reconfirmation of Purchaser’s representations and warranties in this Agreement as required by Section 8.3.2.

11.2.6 Lease. To Seller, if applicable pursuant to the terms of Section 6.2, a signed counterpart to the Seller Lease.

11.3 Other Documents. Each of Seller and Purchaser shall execute and deliver at Closing such other documents required pursuant to this Agreement or otherwise reasonably required by the Title Company to close the transaction contemplated by this Agreement and to issue the Title Policy (or pro forma thereof) to Purchaser at Closing.

12. CLOSING PROCEDURE. The Closing shall proceed in the following manner:

12.1 Transfer of Funds. Purchaser shall deliver to the Title Company the full amount of the Purchase Price (less the Deposit) and all Closing-related fees, costs and reimbursements that are the responsibility of Purchaser as set forth in the Settlement Statement, by wire transfer of immediately available federal funds. For the avoidance of doubt, Purchaser shall receive credit against the Purchase Price for the amount of the entire Deposit.

12.2 Delivery of Documents; Delivery of Possession. Seller and Purchaser shall each deliver to the Title Company executed counterparts of Seller’s Closing Documents and Purchaser’s Closing Documents, as applicable, and such other documents as are reasonably required by the Title Company for the consummation of Closing. Possession of the Property shall be delivered to Purchaser at Closing.

13. PRORATIONS AND CLOSING COSTS.

13.1 Prorations. The following items shall be prorated and adjusted between Seller and Purchaser as of midnight on the day preceding the Closing Date (the “Proration Time”), except as otherwise specified:

13.1.1 Taxes. General and special real property taxes for the Property imposed by any Governmental Authority and assessments levied or assessed against the Property for all years prior to Closing (including any rollback, recouped, deferred or adjusted taxes for such years as may be made or assessed at or after Closing, including by reason of the sale of the Property and change of use of the Property after Closing), shall have been paid in full by Seller. General and special real property taxes for the Property imposed by any Governmental Authority and assessments levied or assessed against the Property for the then-current calendar year or other current tax period not yet due and payable shall be prorated as of the Proration Time.

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13.1.2 Special Assessments. Installments for special assessments, if any, applicable through the Proration Time shall be paid by Seller and thereafter shall be assumed by Purchaser.

13.1.3 Intentionally Deleted.

13.1.4 Utilities; Other Items. All other items required by any other provision of this Agreement to be prorated or adjusted, and any other items typically prorated by a Seller and Purchaser in the county, city and state where the Property is located (including, if applicable, any utility payments which shall be charged to Seller and Purchaser based on a meter reading as of the day prior to the Closing date).

13.1.5 Re-Proration of Taxes. If, subsequent to Closing, taxes for the year of Closing or prior years are determined to be higher or lower than as prorated (including by reason of any rollback, deferred, recoupment, or other adjustment made or assessed at or after Closing), a re-proration and adjustment will be made at the request of Purchaser or Seller upon presentation of actual tax bills within sixty (60) days of the receiving party’s receipt of the same, and any payment required as a result of the re-proration shall be made within thirty (30) days following demand therefor. All other prorations and adjustments shall be final as of the date of Closing.

13.2 Seller’s Closing Costs. In addition to the above prorated costs, Seller shall only pay for the following items at the time of Closing:

13.2.1 Any and all transfer taxes, conveyance taxes, or documentary stamp taxes upon recordation of the Deed that are customarily paid by a “grantor” in the state and county of the Property;

13.2.2 One-half (1/2) of all escrow costs charged by the Title Company;

13.2.3 Seller’s attorneys’ fees;

13.2.4 Charges for release of existing Seller’s lien(s) on the Land and to remove any exceptions to title required hereunder; and

13.2.5 All Broker fees and commissions.

13.3 Purchaser’s Closing Costs. In addition to the prorated items set forth in Section 13.1 above, Purchaser shall pay for the following items at the time of Closing:

13.3.1 Any and all transfer taxes customarily paid by the “grantee” in the state and county of the Property and all other recording charges and fees for the recordation of the Deed;

13.3.2 One-half (1/2) of all escrow costs charged by the Title Company;

13.3.3 The cost of the Title Commitment and the premium for the Title Policy, including the cost of any endorsements included thereon;

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13.3.4 The cost of the Survey; and

13.3.5 Purchaser’s attorneys’ fees.

14. CONDEMNATION. If, prior to the Closing, any condemnation or eminent domain proceedings are instituted in which a taking of any portion of the Property by any Governmental Authority is proposed which would reduce the value of the Property by at least ten percent (10%) or would be reasonably likely to impair in any material respect access to the Property (a “Material Portion of the Property”), Seller shall notify Purchaser within five (5) Business Days after Seller’s receipt of such notification and Purchaser shall thereafter have the right and option to terminate this Agreement by giving Seller written notice of Purchaser’s election to terminate within ten (10) Business Days after receipt by Purchaser of the notice from Seller. Should Purchaser elect to terminate this Agreement as set forth above, Purchaser shall return or destroy any diligence materials pertaining to the Property shared by Seller (at Seller’s option); whereupon the Deposit shall be refunded to Purchaser, and the parties shall thereafter be released from their respective obligations and liabilities hereunder, other than those obligations and liabilities that expressly survive termination. If Purchaser does not terminate this Agreement within said ten (10) day period, or if such condemnation or eminent domain proceeding does not involve a Material Portion of the Property, then in either such case the parties hereto shall proceed to Closing and at Closing Seller shall assign all of its right, title and interest in all awards in connection with such taking to Purchaser (and shall pay over to Purchaser any condemnation award then having been received by Seller), other than any such award or settlement to the extent expended by or on behalf of Seller prior to Closing to restore the Property.

15. DEFAULT.

15.1 Purchaser’s Default. If, on the scheduled Closing Date the conditions precedent to Purchaser’s obligation to purchase have been satisfied and either Purchaser fails to deliver the balance of the Purchase Price in accordance with Section 11.2.1, or fails to deliver any of the documents and instruments required by the terms of Section 11.2 that continues for two (2) Business Days after notice (any such default, a “Purchaser Closing Default”), then Seller shall have the right to elect as its sole and exclusive remedy with respect to such Purchaser Closing Default, to (a) receive the Deposit from the Escrow Agent as its sole and exclusive remedy at law and in equity and thereupon this Agreement shall be terminated and neither Seller nor Purchaser shall have any further rights or obligations hereunder except those which expressly survive such termination, or (b) waive the default or breach and proceed to close the transaction. The foregoing remedy shall be Seller’s sole and exclusive remedy for Purchaser’s Closing Default, it being understood and agreed between Purchaser and Seller that the amount of the Deposit shall be agreed liquidated damages for a Purchaser’s Closing Default hereunder due to the difficulty, inconvenience and uncertainty of ascertaining actual damages for such breach or default. Seller hereby waives any and all other rights and remedies at law, in equity, by statute, regulation or otherwise as a result of a Purchaser’s Closing Default hereunder. If, on or before the scheduled Closing Date, Purchaser is in default of any of its obligations hereunder, in any material respect, or any of Purchaser’s representations or warranties are, in the aggregate, untrue, inaccurate or incorrect in any material respect, and any such circumstance continues for five (5) Business Days after written notice (which written notice shall detail such default or breach), Seller’s sole remedy with respect to such default by Purchaser in its material obligations under this Agreement that is

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not a Purchaser Closing Default (a “Pre-Closing Default”), shall be either to (i) receive the Deposit from the Escrow Agent as its sole and exclusive remedy at law and in equity and thereupon this Agreement shall be terminated and neither Seller nor Purchaser shall have any further rights or obligations hereunder except those which expressly survive such termination, or (ii) waive the Pre-Closing Default and proceed to close the transaction.

15.2 Seller’s Default. In the event of any material breach, failure or default by Seller under the terms of this Agreement prior to Closing hereunder (which breach, failure or default is not remedied or cured by Seller pursuant to Section 15.3 below), Purchaser shall be entitled as its sole and exclusive remedy hereunder to either: (i) terminate this Agreement by written notice to Seller and Escrow Agent, in which event Escrow Agent shall refund the Deposit to Purchaser within five (5) Business Days after receipt of such notice of termination; or (ii) waive such breach, failure or default and proceed to Closing (in which event Purchaser shall have no further claim for such breach, failure or default). If the Breakup Fee is due to Purchaser in accordance with the terms of Section 5.2.6, then, notwithstanding the foregoing sentence, Purchaser’s sole remedies shall be to terminate this Agreement and (a) the Escrow Agent shall refund the Deposit to Purchaser within five (5) Business Days after receipt of such notice of termination, and (b) Seller shall pay to Purchaser the Breakup Fee as so required. Notwithstanding the foregoing, nothing in this Section 15.2 shall be deemed to limit the rights and/or remedies of Purchaser with respect to any provisions, indemnities or obligations of Seller under this Agreement which are expressly stated to survive termination or Closing of this Agreement.

15.3 Notice. Prior to declaring a default and exercising the remedies described herein, the non-defaulting party shall issue written notice of default to the defaulting party describing the event or condition of default in sufficient detail to enable a reasonable person to determine the action necessary to cure the default. The defaulting party shall have thirty (30) days from delivery of the notice in which to cure the default (provided that such cure shall not extend the date of Closing past October 30, 2024 unless otherwise mutually agreed by Seller and Purchaser), except for a failure to proceed to Closing as and when required pursuant to the terms of this Agreement or a failure by Purchaser to deliver the Purchase Price on the Closing Date, as to which no cure period shall apply. If the default has not been cured within the applicable cure period, the non-defaulting party may exercise the remedies described in this Article XV.

15.4 No Punitive, Special or Consequential Damages. Purchaser and Seller hereby each waive and release any right each might otherwise have to seek punitive, special and/or consequential damages from the other.

16. REAL ESTATE BROKERS. Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction, except for Jones Lang LaSalle Brokerage, Inc., representing Purchaser (“Purchaser’s Broker”), and Jones Lang LaSalle Americas, Inc., representing Seller (“Seller’s Broker”, and together with Purchaser’s Broker, the “Broker”). Seller shall be responsible for paying all brokers’ commissions due to Broker pursuant to separate written agreements, provided, however, that the commission due to Purchaser’s Broker shall be equal to 1.5% of the Purchase Price. Seller and Purchaser each represent and warrant that, other than Broker, neither Seller nor Purchaser has engaged or retained any other consultant, broker, agent or finder, and no other consultant, broker, agent or finder will be due any commission or fee from either Seller or Purchaser, as applicable, in connection with

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this Agreement. Seller agrees to defend, indemnify and hold Purchaser harmless from and against any costs and liabilities, including, without limitation, reasonable attorneys’ fees, for brokerage, agency, or professional service fees claimed by any other broker or agent employed or claiming to have been employed by Seller. Subject to payment by Seller of the commission as set forth in this Section 16, Purchaser agrees to defend, indemnify and hold Seller harmless from and against any and all costs and liabilities, including, without limitation, reasonable attorneys’ fees, for brokerage, agency, or professional service fees claimed by any other broker or agent employed or claiming to have been employed by Purchaser. Notwithstanding any other term or provision hereof, the provisions of this Section 16 shall survive the Closing or termination of this Agreement.

17. NOTICES. Any notice, request, demand, instruction or other communication to be given to either party or to Escrow Agent hereunder, except where required to be delivered at the Closing, shall be in writing and shall be hand-delivered, sent by national overnight delivery service, mailed by U.S. registered or certified mail, return receipt requested, postage prepaid, or delivered by electronic mail (provided that any notice sent by email must also be sent by with hand or overnight delivery or by mail not later than the next Business Day following the email transmittal, unless affirmatively waived by the recipient of the emailed notice, such waiver sent by reply email), to each party and/or Escrow Agent, respectively, at their respective addresses set forth below. Notice shall be deemed effective upon receipt or the date receipt is refused; notice given by hand delivery shall be effective upon receipt at the address of the addressee, or the date receipt is refused; notice given by e-mail shall be effective upon delivery by the sending party provided, that no “bounce back” or notice of non-delivery is generated (with a copy of such notice to be delivered as set forth above), and notice given by reputable overnight courier to be effective on the first Business Day following the date sent to the address of the addressee. The addressees for the purpose of this Section 17 may be changed by giving notice in a manner permitted by this Section 17. Unless and until such written notice of a change of address is received, the last address stated herein shall be deemed to continue in effect for all purposes hereunder.

If to Seller:	LL Flooring Services, LLC
4901 Bakers Mill Lane Richmond, VA 23230 Attention: Alice Givens Email: legal@llflooring.com

With a Copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
320 S Canal Street Chicago, IL 60606 Attention: Matea Bozja, Esq. Email: matea.bozja@skadden.com

If to Purchaser:	SNA NE, LLC
c/o DLA Piper LLP (US) 33 Arch Street, 26th Floor Boston, Massachusetts 02110 Attention: Barbara A. Trachtenberg, Esq. Email: barbara.trachtenberg@us.dlapiper.com

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With a Copy to:	Hogan Lovells US LLP
390 Madison Avenue New York, NY 10017 Attention: John Beck, Esq. Email: john.beck@hoganlovells.com

If to Escrow Agent:	Fidelity National Title Insurance Company
265 Franklin Street, Suite 810 Boston, Massachusetts 02110 Attention: Jill Sharif Email: jill.sharif@fnf.com

Any notices to be sent hereunder by Purchaser or Seller may be given by such party’s legal counsel, and any such notice given by a party’s legal counsel shall be deemed to be effective notice for all purposes under this Agreement.

18. MISCELLANEOUS.

18.1 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Agreement. To facilitate execution and delivery of this Agreement (and any future amendments hereto), the parties may execute and exchange executed counterparts by email in a PDF file sent by or on behalf of a party to the other party or by other electronic signature means (including DocuSign). Signatures in a PDF file or completed by electronic means (including DocuSign) shall have the same legal effect as original signatures.

18.2 Section and Paragraph Headings. The section and paragraph headings herein contained are for the purposes of identification only and shall not be considered in construing this Agreement.

18.3 Amendment; Waiver. No modification or amendment of this Agreement shall be of any force or effect unless in writing executed by both Seller and Purchaser. No waiver of any of the provisions of this Agreement shall be valid unless the same is in writing and is signed by the party against which it is sought to be enforced.

18.4 Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable, out-of-pocket attorneys’ fees, costs and disbursements, court costs and the cost of any expert witnesses retained by that party (in addition to any other relief to which the prevailing party may be entitled). Any such reasonable, out-of-pocket attorneys’ fees and other expenses incurred by any party in enforcing a judgment in its favor shall be recoverable separately from and in addition to any other amounts included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions hereof and to survive and not be merged into any such judgment.

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18.5 Governing Law. This Agreement shall be interpreted in accordance with the internal laws of the Commonwealth of Virginia without regard to conflicts of laws principles.

18.6 Jurisdiction and Venue. Seller and Purchaser irrevocably agree that any action of any kind whatsoever, including a counterclaim, cross-claim or defense, regardless of the legal theory under which any liability or obligation may be sought to be imposed, whether sounding in contract or in tort or under statute, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of, or related to this Agreement or the documents and transactions contemplated hereby and thereby or the negotiation, execution or performance of this Agreement or the other documents and transactions contemplated hereby or thereby and any questions concerning the construction, interpretation, validity and enforceability of this Agreement or such other documents (each, an “Agreement Dispute”) brought by any other party or its successors or assigns will be brought and determined only in (i) the Bankruptcy Court and any federal court to which an appeal from the Bankruptcy Court may be validly taken or (ii) if the Bankruptcy Court is unwilling or unable to hear such Action, in the United States federal courts for the District of Delaware (the “Chosen Courts”), and each party hereby irrevocably submits to the jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any Agreement Dispute. Each party agrees not to commence any Agreement Dispute except in the Chosen Courts, other than actions in any court of competent jurisdiction to enforce any order, decree or award rendered by any Chosen Courts, and neither Purchaser nor Seller will file a motion to dismiss any Agreement Dispute filed in a Chosen Court on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. Buyer and Seller (a) irrevocably agree that venue would be proper in any of the Chosen Courts, and hereby irrevocably waive any objection that any such court is an improper or inconvenient forum for the resolution of any Agreement Dispute and (b) irrevocably and unconditionally consents to service of process in the manner provided for notices herein. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by law.

18.7 Entire Agreement. This Agreement sets forth the entire agreement between Seller and Purchaser relating to the Property and the subject matter hereof, and supersedes all prior and contemporaneous negotiations, understandings and agreements, written or oral, between the parties.

18.8 Time of the Essence. Time is of the essence in the performance of all obligations by Purchaser and Seller under this Agreement.

18.9 Computation of Time. Any time period provided for in this Agreement which ends on a day which is not a Business Day shall extend to the next following Business Day. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 11:59 P.M. of that day.

18.10 Successors and Assigns. Neither Purchaser nor Seller may assign their respective rights or obligations under this Agreement, without the prior written consent of the other party, which consent may be withheld in such other party’s sole and absolute discretion; provided that Purchaser shall have the right to assign this Agreement to an affiliate that is under common control with Purchaser, with written notice to Seller of such assignment. Subject to the immediately preceding sentence, this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties hereto.

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18.11 Construction of Agreement. All of the parties to this Agreement have participated freely in the negotiation and preparation hereof and have had the opportunity to consult legal counsel of their choice; accordingly, this Agreement shall not be more strictly construed against any one of the parties hereto.

18.12 Gender and Number. All terms and words used in this Agreement, regardless of the number and gender in which used, shall be deemed to include any other gender or number as the context or the use thereof may require.

18.13 No Recordation. This Agreement shall not be recorded among the land records and the recordation hereof by either party shall be a default hereunder by such party.

18.14 Severability. No determination by any court or other Governmental Authority that any provision of this Agreement is invalid or unenforceable in any instance shall affect the validity or enforceability of (i) any other provision of this Agreement, or (ii) such provision of this Agreement in any circumstance not controlled by such determination. Each provision of this Agreement shall be valid and enforceable to the fullest extent allowed by, and shall be construed whenever possible as being consistent with, all applicable laws.

18.15 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

18.16 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF PURCHASER AND SELLER HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

19. ESCROW DISPUTE. If a dispute arises between the parties as to the disposition of the Deposit the Escrow Agent shall hold the Deposit until the Escrow Agent has received releases signed by all parties to the transaction authorizing disposition thereof. Purchaser and Seller jointly and severally indemnify and hold the Escrow Agent harmless from and against any and all claims, liability, loss, cost and expense (including reasonable attorneys’ fees and court costs) arising from the performance of the Escrow Agent hereunder, except for any such claim, action, or proceeding resulting in a final determination that the Escrow Agent breached its obligations through gross negligence, bad faith, or willful misconduct.

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20. CONDITION OF PROPERTY. Seller and Purchaser expressly agree that except for any express warranties, representations and covenants of Seller in this Agreement and/or in any of the Closing Documents, the Property is being sold on an “AS IS” basis only, “WITH ALL FAULTS OF ANY KIND”. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND/OR IN ANY OF THE CLOSING DOCUMENTS, SELLER DOES NOT MAKE AND EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, AS TO THE FITNESS, ENVIRONMENTAL COMPLIANCE, AREA, ACCESS, PERMITS, ZONING, SUFFICIENCY OF PARKING, UTILITY SERVICES, WATER, SANITARY OR STORM SEWER CAPACITY OR WASTE-WATER CAPACITY, CONDITION, QUALITY, QUANTITY, CHARACTER, SIZE, DESCRIPTION, MERCHANTABILITY OR HABITABILITY OF THE PROPERTY.

PURCHASER AGREES THAT EXCEPT FOR ANY EXPRESS WARRANTIES AND REPRESENTATIONS OF SELLER IN THIS AGREEMENT AND/OR IN ANY OF THE CLOSING DOCUMENTS CONTEMPLATED HEREIN, IN EXECUTING, DELIVERING, OR PERFORMING UNDER THIS AGREEMENT, PURCHASER DOES NOT RELY UPON ANY STATEMENT OR REPRESENTATION TO WHOMSOEVER GIVEN OR PURPORTED TO BE GIVEN, DIRECTLY OR INDIRECTLY, VERBALLY OR IN WRITING, BY SELLER OR ANY AGENT, EMPLOYEE, ATTORNEY, CONTRACTOR OR OTHER REPRESENTATIVE OF SELLER.

PURCHASER AGREES THAT, PRIOR TO THE CLOSING, PURCHASER WILL HAVE CONDUCTED (OR RECEIVED FROM SELLER OR OTHERWISE) ALL INSPECTIONS, ENGINEERING STUDIES, ENVIRONMENTAL STUDIES, FEASIBILITY STUDIES, REVIEWS AND EXAMINATIONS OF THE PROPERTY AND OTHER MATTERS RELEVANT TO THE PROPERTY DEEMED AS NECESSARY OR DESIRABLE BY PURCHASER AND, EXCEPT AS PROVIDED IN THIS AGREEMENT AND/OR ANY OF THE CLOSING DOCUMENTS, PURCHASER IS NOT RELYING ON SELLER IN CONNECTION WITH THE PERFORMANCE OF ITS DILIGENCE OR OTHERWISE IN MAKING ITS DECISION TO PURCHASE THE PROPERTY.

EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT (INCLUDING, BUT NOT LIMITED TO, THE REPRESENTATION, WARRANTY, COVENANT, AND INDEMNITY SURVIVAL PROVISIONS HEREOF), AND/OR IN ANY OF THE CLOSING DOCUMENTS CONTEMPLATED HEREIN, AS OF THE CLOSING PURCHASER RELEASES SELLER FROM ALL CLAIMS WHICH PURCHASER OR ANY PARTY RELATED TO OR AFFILIATED WITH PURCHASER (A “PURCHASER RELATED PARTY”) HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH THE PROPERTY INCLUDING THE DOCUMENTS AND INFORMATION REFERRED TO HEREIN, ANY CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OR ANY OTHER ACTIVE OR PASSIVE NEGLIGENCE, AND ANY ENVIRONMENTAL CONDITIONS, AND PURCHASER SHALL NOT LOOK TO SELLER IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF. THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION.

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NOTWITHSTANDING THE FOREGOING, THE RELEASE CONTAINED IN THIS PARAGRAPH SHALL NOT APPLY TO ANY CLAIMS OF FRAUD OR INTENTIONAL MISREPRESENTATION BY SELLER.

THIS SECTION 20 SHALL SURVIVE THE CLOSING.

21. DEFINITIONS. The following terms when used in this Agreement shall have the following meanings:

21.1 Effective Date. The term “Effective Date” shall mean the date on which the last of Seller or Purchaser executes and delivers this Agreement.

21.2 Business Day. A “Business Day” shall be any day other than Saturday, Sunday or any United States federal or Virginia state holiday.

21.3 Declaration. The term “Declaration” shall mean the certain Second Restated and Amended Declaration of Covenants, Restrictions and Easements for White Oak Technology Park, dated and filed for record on April 26, 2021, in Deed Book 6192, Page 729 in the Clerk’s Office of the Circuit Court of Henrico County, Virginia, as may be amended and/or amended and restated from time to time.

21.4 DIP Motion. The “DIP Motion” is the Motion of Debtors for Entry of Interim and Final Orders (I) Authorizing the Debtors to Obtain Postpetition Financing; (II) Authorizing the Debtors to use Cash Collateral; (III) Granting Liens and Providing Superpriority Administrative Expense Status; (IV) Granting Adequate Protection to the Prepetition ABL Parties; (V) Modifying Automatic Stay; (VI) Scheduling a Final Hearing; and (VII) Granting Related Relief [Docket No. 16].

21.5 Governmental Authority/ies. The term “Governmental Authority” or “Governmental Authorities” shall mean any federal, state, county, municipal or other governmental department, entity, authority, commission, board, bureau, court, agency, or other instrumentality of any of them, having jurisdiction over the Property, or any portion thereof.

[Signature Pages Follow]

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IN WITNESS WHEREOF, and intending to be legally bound, Purchaser and Seller have executed and delivered this Agreement under seal as their free act and deed as of the Effective Date.

SELLER:

LL Flooring Services, LLC, a Delaware limited liability company

By:
Printed Name:
Title:

Date:

PURCHASER:

SNA NE, LLC, a Delaware limited liability company

By:

Printed Name:
Title:

Date:

[Signature Page to Purchase and Sale Agreement]

Escrow Agent has executed this Agreement in order to confirm that the Escrow Agent shall hold the Deposit in accordance with the terms and provisions of this Agreement.

Fidelity National Title Insurance Company

By:
Name:
Title:

Dated: ______________, 2024

[Signature Page to Purchase and Sale Agreement]

Exhibits and Schedules:

Exhibit A – Legal Description of Land

Exhibit A-1 — Map of Land

Exhibit B – Form of Deed

Exhibit C – Form of Assignment of Intangibles

Exhibit D – Form of Seller Non-Foreign Affidavit

Exhibit E – Form of Seller Lease

Exhibit A

LEGAL DESCRIPTION

ALL those certain lots, pieces or parcels of land, with all improvements thereon and appurtenances thereto belonging, lying and being situated in Varina Magisterial District of Henrico County, Virginia, designated as Parcel “A”, containing 79.950 acres, Parcel “B”, containing 17.6 +/- acres, and Parcel “C”, containing 2.633 acres, as shown and described on a plat entitled “ALTA/ACSM LAND TITLE SURVEY OF 4 PARCELS OF LAND LYING

SOUTH OF ELKO ROAD”, made by Timmons Group, dated September 4, 2013, last revised on September 12, 2013, and sealed by M. Dwayne Dunevant, Land Surveyor, a copy of which is filed for record in Plat Book 129, Page 274 through 276, in the Clerk’s Office of the Circuit Court of Henrico County, Virginia, which plat is made a part hereof.

BEING the same real estate conveyed to Lumber Liquidators Services, LLC, a Delaware limited liability company, by Special Warranty Deed from the Economic Development Authority of Henrico County, Virginia, formerly the Industrial Development Authority of the County of Henrico, Virginia, a political subdivision of the Commonwealth of Virginia, dated and filed for record on September 17, 2013, in Deed Book 5189, Page 2272, in the aforesaid Clerk’s Office.

FOR INFORMATIONAL PURPOSES ONLY:

6115 Technology Creek Drive

PIN: 851-705-5088

Exhibit A-1

DEPICTION OF LAND

6115 Engineered Wood Way, Sandston, VA 23150

Exhibit B

SPECIAL WARRANTY DEEDa

After recording, return to:

Tax Parcel Identification Number(s): [____________________]

SPECIAL WARRANTY DEED1

STATE OF ________________

COUNTY OF _______________

_______________, (hereinafter referred to as “Grantor”), for good and valuable consideration paid to Grantor by ______________________, a Delaware limited liability company (hereinafter referred to as “Grantee”), whose address is ____________________________________________, the receipt and sufficiency of which is hereby acknowledged, hereby GRANTS unto Grantee all of the real property in __________County, _______________ more particularly described in Exhibit A attached hereto and incorporated herein by reference (the “Land”), together with all rights, ways, privileges and appurtenances pertaining thereto and together with (i) all improvements, structures, and fixtures located on the Land; (ii) all of Grantor’s rights under any and all covenants, conditions, restrictions and easements appertaining to or benefiting the Land and any fixtures or improvements on the Land; (iii) all rights allocated to the owner of the Land for water, sewer or septic, gas, electrical or other utility service; (iv) all rights, privileges, easements, entitlements and appurtenances belonging or appertaining to the Land, including all water and water rights (including water well rights); oil, gas and mineral rights; air rights, and drainage rights; and (v) all right, title and interest of Grantor in and to any and all roads, streets, alleys or public and private rights of way abutting the Land (all of the foregoing being referred to as the “Property”).

SUBJECT TO: the easements, rights-of-way and other documents referenced on Exhibit “B” attached hereto and by this reference made a part hereof.

TO HAVE AND TO HOLD the premises aforesaid with all and singular, the rights, privileges, appurtenances and immunities thereto belonging or in anywise appertaining unto the said Grantee and unto its successors assigns forever; the said Grantor hereby covenanting that the said premises are free and clear from any encumbrance done or suffered by it and that it will warrant and defend the title to said premises unto Grantee and unto its successors and assigns, forever, against the lawful claims and demands of all persons claiming by through, or under Grantor.

[a]	NTD: Local counsel to confirm form of deed.

IN WITNESS WHEREOF, the said GRANTOR has caused this deed to be executed by the undersigned the day and year above written.

______________________, a ______________

By:
Name:
Title:

[add state form acknowledgement]

Exhibit A

Legal Description of the Land

Exhibit B

Permitted Exceptions

Exhibit C

Form of Assignment Agreement

THIS ASSIGNMENT AGREEMENT (“Assignment”) is made effective for all purposes as of _______________, 2024 (“Effective Date”), by and between __________________ (collectively, “Assignor”), and [PURCHASER] (“Assignee”). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Purchased Contract (as defined herein).

WITNESSETH:

WHEREAS, Assignee has this date purchased from Assignor fee simple title to the land located in Henrico County, Virginia, as more particularly described on Exhibit A attached hereto made a part hereof (the “Land”), and all the improvements thereon and all rights and interests to the Real Property; and

WHEREAS, under the terms and conditions of the Purchase and Sale Agreement dated as of ______________, 2024 (“Purchase Contract”) by and between Assignor, as Seller thereunder, and Assignee, as Purchaser thereunder, pursuant to which the Real Property was purchased, it was contemplated that Assignor and Assignee would enter into this Assignment;

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

1.	Assignor hereby transfers and assigns to Assignee all right, title and interest of Assignor in the Intangible Personal Property.

2.

Assignee acknowledges that Assignor has not made and does not make any representations or warranties of any kind whatsoever, oral or written, express or implied, with respect to any of the Intangible Personal Property except as expressly set forth in the Purchase Contract. In addition, and notwithstanding anything contained in this Assignment to the contrary, this Assignment is subject to all disclaimers and qualifications by Assignor set forth in the Purchase Contract with respect to the Intangible Personal Property, including those set forth in Section 20 of the Purchase Contract, and all such disclaimers and qualifications are hereby incorporated into this Assignment by reference and made a part of this Assignment.

TO HAVE AND TO HOLD all of the foregoing unto the Assignee, its successors and assigns, from and after the date hereof, subject to the terms, covenants, conditions and provisions contained herein.

3. This Assignment and the obligations of the parties hereunder shall survive the Closing of the transactions referred to in the Purchase Contract, shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns and shall be governed by and construed in accordance with the laws of the State of Virginia and may not be modified or amended except by written agreement signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Assignment under seal on the day and year first above written.

ASSIGNOR:

_____________________, a ______________

By: ______________________________________
Printed Name:
Title:

Date: ______________, 2024

ASSIGNEE:

[PURCHASER]

By: ______________________________________
Printed Name:
Title:

Date:	_____________, 2024

Exhibit A to Assignment

Legal Description of Real Property

Exhibit D

TRANSFEROR’S CERTIFICATION OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that a Transferee of a U.S. Real property interest must withhold tax if the transferor is a foreign person. This Certification is provided by __________________________ (“Seller”), to [PURCHASER] (“Purchaser”), in connection with the sale of certain real property by Seller to Purchaser. To inform Purchaser that withholding of tax is not required by disposition of a U.S. real property interest by Seller, the undersigned hereby certifies the following on behalf of Seller:

1. Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. Seller is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Internal Revenue Code.

3. Seller’s United States Employer identification number is: ______________;

4. Seller’s address is: ___________________.

The undersigned Seller understands that this Certification maybe disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Seller further understands that Purchaser is relying on this Certification in determining whether withholding is required upon said transfer.

Under penalties of perjury, Seller declares that it has examined this Certification and to the best of its knowledge and belief it is true, correct and complete, and Seller has the authority to execute this Certification.

Date: _______________, 2024.

________________________, a ____________

By: __________________________
Printed Name:
Title:

Date: ________ __, 2024

Exhibit E

FORM OF SELLER LEASE

[Attached]

Exhibit E

Form of Seller Lease

LEASE

(6115 Technology Creek Drive, Sandston, Virginia)

THIS LEASE (this “Lease”) is made as of ________________, 2024 (the “Effective Date”), by and between SNA NE, LLC, a Delaware limited liability company (“Landlord”), and LL FLOORING SERVICES, LLC, a Delaware limited liability company (“Tenant”).

ARTICLE 1 – LEASE OF PREMISES

1.1. Basic Lease Provisions and Definitions.

(a) “Premises”: Subject to the terms hereof, approximately 616,590 rentable square feet (shown outlined on Exhibit A attached hereto) in that certain building (the “Building”) located at 6115 Technology Creek Drive, Sandston, Virginia. The Building, along with the adjoining parking areas of the Building and the surrounding land and air space which are the site and grounds for the Building, are referred to herein as the “Project”.

(b) “Term”: Two (2) years, unless extended or terminated in accordance with the terms of this Lease.

(c) “Commencement Date”: The date Landlord becomes the owner of the Project.

(d) “Expiration Date”: The day before the second (2nd) anniversary of the Commencement Date, unless extended pursuant to Section 2.5 or sooner terminated pursuant to the terms of this Lease.

(e) “Base Rent”:

21.6

Months	Annual Base Rent Per Square Foot	Monthly Base Rent	Annual Base Rent
1 – 12	$6.50	$333,986.25	$4,007,835.00
13 – 24	$6.7275	$345,675.75	$4,148,109.00

(i) Notwithstanding anything to the contrary contained in this Lease, Tenant shall be entitled to an abatement of Base Rent in the amount of $333,986.25 per month for the first six (6) full calendar months of the Term (with each such month being referred to herein as a “Base Rent Abatement Month”, and the entire period being hereinafter referred to as the “Abated Base Rent Period”) immediately following the Commencement Date. The total amount of Base Rent abated during all of the Base Rent Abatement Months shall equal Two Million Three Thousand Nine Hundred Seventeen and 50/100 Dollars ($2,003,917.50) (the “Abated Base Rent”). For the avoidance of doubt, in no event shall Tenant be responsible for any payment of the Abated Base Rent, whether due to an Event of Default, an early termination of this Lease in accordance with its terms, or otherwise.

(ii) During each Base Rent Abatement Month, only Base Rent shall be abated, and all other Rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.

(iii) Base Rent for the Extension Term, if exercised, shall be as set forth below:

Months	Annual Base Rent Per Square Foot	Monthly Base Rent	Annual Base Rent
25-36	$6.9630	$357,776.34	$4,293,316.00

(iv) The Base Rent (including for the Extension Term, if applicable) and the Abated Base Rent shall be subject to retroactive adjustment based on the final rentable square footage of the Premises after completion of Landlord’s Work if the same is materially different then the rentable square footage set forth in Section 1.1(a) hereof.

(f) “Security Deposit”: None.

(g) “Tenant’s Proportionate Share”: 61.92%, based upon the rentable square feet of the Premises divided by the rentable square feet of the Project (i.e., 995,792 rentable square feet), and subject to proportionate increase or decrease, as applicable, if Landlord, from time to time in accordance with sound property management practices reasonable determines that the rentable square footage of the Project is more or less than the rentable square footage of the Project as stated in this Lease. In addition, Tenant’s Proportionate Share shall be subject to retroactive adjustment based on the final rentable square footage of the Premises after completion of Landlord’s Work if the same is materially different then the rentable square footage set forth in Section 1.1(a) hereof.

(h) “Permitted Use”: General office/warehouse use and production of samples consistent with current use. For the avoidance of doubt, conducting going out of business or similar liquidation sales authorized pursuant to an order of the Bankruptcy Court shall be a Permitted Use. “Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware.

(i) “Broker(s)”: Jones Lang LaSalle Brokerage, Inc., representing Landlord, and Jones Lang LaSalle Brokerage, Inc., representing Tenant.

(j) Address for notices and Rent are as follows:

Landlord:	SNA NE, LLC
c/o DLA Piper LLP (US)
33 Arch Street, 26th Floor
Boston, Massachusetts 02110
Attn: Barbara Trachtenberg, Esq.
Email: Barbara.trachtenberg@us.dlapiper.com

with a copy to:

Hogan Lovells US LLP
390 Madison Avenue
New York, NY 10017
Attention: John Beck, Esq.
Email: john.beck@hoganlovells.com

with Rent to:	[LANDLORD TO PROVIDE:]

]

Tenant:	LL Flooring Services, LLC
4901 Bakers Mill Lane
Richmond, VA 23230
Attention: Alice Givens
Email: legal@llflooring.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
320 S. Canal Street
Chicago, IL 60657
Attention: Matea Bozja
Email: matea.bozja@skadden.com

(k) “Landlord Related Parties”: Landlord, its management agents, principals, members, beneficiaries, partners, officers, directors, agents, employees, consultants and contractors, and any Mortgagee(s) (as defined below).

(l) “Tenant Related Parties”: Tenant, its assignees, sublessees, agents, contractors, employees or invitees.

EXHIBITS

Exhibit A – Premises

Exhibit B – The Yard, Parking Areas and Related Areas

Exhibit C – Rules and Regulations

Schedule 3.2 – Operating Cost Exclusions

Schedule 8.3 – Insurance

1.2. Lease of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises, under the terms and conditions herein, together with (a) a non-exclusive right, in common with others, to use certain portions of the yard as depicted on Exhibit B attached hereto (the “Yard”) and any other common areas depicted on Exhibit B attached hereto (the “Common Areas”), except to the extent limited by any express provisions of this Lease and (b) the exclusive right to use certain Common Areas that Tenant has the exclusive right to use in accordance with the provisions of Section 16.8 hereof.

ARTICLE 2 – TERM AND POSSESSION

2.1. Term. The Term, Commencement Date and Expiration Date shall be as set forth in Sections 1.1(b), (c) and (d) above.

2.2. Condition of Premises.

(a) As Is Condition. Tenant acknowledges that it owned and occupied the Project immediately prior to the Commencement Date. Accordingly, Tenant is fully familiar with the physical condition of the Premises, the Building and the Project, including the Common Areas. Tenant has personally inspected the Premises and, subject to Landlord’s Work (defined below), accepts the Premises in its “AS IS” condition without representation, warranty or improvement by Landlord of any kind (but the foregoing shall not relieve Landlord of any of its repair or maintenance obligations under this Lease).

(b) Landlord’s Work. Following the Commencement Date, Landlord, shall promptly, at Landlord’s sole cost and expense (and not includable in Operating Costs), construct a fence or a demising or fire wall in the Building (as selected by Landlord in its sole discretion) to separately demise the Premises from the remaining space within the Building (the “Vacated Premises”), as such demise is more particularly shown on Exhibit A attached hereto (“Landlord’s Work”). Tenant shall cooperate as reasonably requested by Landlord so that Landlord’s Work may be performed in a timely and efficient manner. All Landlord’s Work shall be performed in compliance with all Applicable Laws.

2.3. Surrender of the Premises. Upon the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, (a) surrender the Premises to Landlord in broom-clean condition and in good order, condition and repair, reasonable wear and tear and matters for which Tenant is not responsible excepted, (b) remove from the Premises (i) Tenant’s Property (as defined below), and (ii) any Alterations required to be removed pursuant to Section 7.3 below, and (c) repair any damage caused by any such removal and restore the Premises to substantially the same good condition as when Landlord’s Work was completed (or, if this Lease is terminated prior to the date Landlord’s Work is completed, then to substantially the same good conditions as on the Effective Date), reasonable wear and tear and matters for which Tenant is not responsible excepted. Any of Tenant’s Property left at the Project after the Expiration Date (or within ten (10) business days after an earlier termination of the Lease) shall be deemed to be abandoned without any further notice whatsoever to Tenant by Landlord, and, at Landlord’s option, Landlord may, at Tenant’s expense, dispose of or store said Tenant’s Property in any manner it deems appropriate, without compensation to Tenant, and title to such Tenant’s Property shall pass to Landlord under this Lease.

2.4. Holding Over. If Tenant shall not immediately surrender the Premises to Landlord on the Expiration Date or within ten (10) business days of an earlier termination of the Lease (the “Holdover Commencement Date”), Tenant shall be deemed to be a month to month tenant upon all of the terms and conditions of this Lease; provided, (i) for each of the first thirty (30) days Tenant holds over after the Holdover Commencement Date, the Base Rent shall be 150% of the Base Rent payable in the last year of the Term divided by three hundred sixty-five (365), and (ii) for each day after the thirtieth (30th) day after the Holdover Commencement Date Tenant holds over, the Base Rent shall be 200% of the Base Rent payable in the last year of the Term divided by three hundred sixty-five (365) (each, “Holdover Rent”). The provisions of this Section 2.4 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or under Applicable Laws (as defined below). If Tenant shall hold over after the Holdover Commencement Date, and Landlord shall desire to regain possession of the Premises, then Landlord may forthwith re-enter and take possession of the Premises without process, or by any legal process in force in the Commonwealth of Virginia, and if Tenant holds over for more than thirty (30) days after the Holdover Commencement Date, in addition to paying Holdover Rent, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against any and all claims in any way arising or resulting from or in connection with Tenant’s holding over, including, without limiting the generality of the foregoing, the cost of unlawful detainer proceedings instituted by Landlord against Tenant, increased construction costs to Landlord as a result of Landlord’s inability to timely commence construction of tenant improvements for a new occupant for the Premises, lost profits and any other damages that result from Landlord’s inability to timely deliver the Premises to such occupant, and any claim against Landlord made by any succeeding occupant or prospective occupant. Except as expressly set forth in this Section 2.4, in no event shall Tenant be liable to Landlord or any Landlord Related Party for any lost profits, consequential, special, or punitive damages under any other provision of this Lease.

2.5 Extension Option.

(a) Tenant shall have one (1) option to extend the Term for an extension term of one (1) year (the “Extension Term”), provided that, at Landlord’s option, Tenant’s right to extend the Term for the Extension Term shall be void if an Event of Default of Tenant, has occurred and is continuing hereunder, both on the date the Extension Notice (as defined below) is given and on the commencement date of the Extension Term. Subject to Tenant’s rights pursuant to Section 14.1, any extension of the Term shall be applicable to the entire Premises at the time. If Tenant fails timely to exercise the extension option granted hereby, Tenant shall have no further extension rights hereunder. Tenant may exercise such extension option by written notice (an “Extension Notice”) to Landlord not less than six (6) months prior to the expiration of the Term. If Tenant properly exercises its option hereunder, this Lease and the Term hereof shall automatically be extended for one (1) year without the necessity for the execution of any other instrument in confirmation thereof, but, upon request by either party, the parties shall execute an agreement acknowledging the extension of the Term.

(b) Such extension shall be upon all of the same terms, covenants, and conditions contained in this Lease, except that (a) Tenant shall have no further right to extend the Term beyond the Extension Term, (b) the Base Rent for the Extension Term shall be at the rate set forth in Section 1.1(e)(iii), and (c) Landlord shall have no obligation to make or pay for any improvements to the Premises or to pay any allowances or inducements of any kind.

ARTICLE 3 – RENT

3.1. Base Rent. Following the Abated Base Rent Period, Tenant shall pay to Landlord monthly Base Rent in advance in lawful U.S. money, without demand, deduction or offset, on or before the first day of each calendar month during the Term. The Base Rent for partial calendar months shall be prorated. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent, and all taxes attributable to Tenant’s Property (if any). Any amount required to be paid by Tenant in connection with this Lease and any charges or expenses incurred by Landlord on behalf of Tenant under the terms of this Lease shall be deemed “Rent”.

3.2. Annual Operating Cost Adjustment Definitions.

(a) “Annual Operating Cost Adjustment” shall mean the amount of Tenant’s Proportionate Share of Operating Costs for a particular calendar year.

(b) “Operating Costs” shall mean, subject to the limitations and exclusions hereinafter provided, the amount of all of Landlord’s costs and expenses actually paid or incurred in operating, repairing, replacing, managing, owning and maintaining the Project in good condition and repair for a particular calendar year, including, without limitation, the following: (i) all Real Estate Taxes (as defined below), insurance premiums and deductibles; (ii) water, sewer, electrical and other utility charges other than the separately billed electrical and other utility charges paid by Tenant as provided in this Lease (or other tenants in the Building) for the Common Areas; (iii) painting; (iv) stormwater discharge fees; (v) tools and supplies; (vi) repair costs; (vii) landscape maintenance costs; (viii) the cost of shared security at the entrance/exit of the Project and shared access patrols substantially as the same are provided as of the Effective Date (the “Existing Security/Access Procedures”); (ix) license, permit and inspection fees; (x)

intentionally deleted; (xi) administrative costs and expenses (including, without limitation, for leasing, management, accounting and reporting applications (such as, by way of example only and not limitation, software and other applications) used in connection with the management or operation of the Premises), consulting fees, legal fees, accounting fees, reporting fees and administrative fees of all persons engaged by Landlord or otherwise incurred in good faith by Landlord in connection with the management, operation, administration, ownership, maintenance and repair of the Project; (xii) supplies, costs, wages and related employee benefits payable for the management, administration, accounting for, maintenance, repair and operation of the Project; (xiii) costs of snow and ice removal; (xiv) maintenance and repair costs, dues, fees and assessments incurred under any covenants or charged by any business park or other owners association; and (xv) payments under any Title Document (defined below) or other easement, license, operating agreement, declaration, restrictive covenant or instrument pertaining to the sharing of costs and expenses by the Project; With respect to any Operating Costs that are capital in nature, such Operating Costs shall be amortized on a straight-line basis over the longest useful life of the improvement (as determined in accordance with generally accepted accounting principles, consistently applied), and only the amortized portion applicable to any calendar year shall be included in Operating Costs for such calendar year; it being agreed that the only capital costs to be permitted to be included in Operating Costs shall be limited to capital improvements or repairs incurred to comply with Applicable Laws first enacted after the Effective Date. If the Building is less than one hundred percent (100%) occupied or Landlord is not supplying services to at least 100% of the total rentable area of the Building, Operating Costs shall not be “grossed-up” as if the Building had been 100% occupied and Landlord had been supplying services to 100% of the total rentable area of the Building during such calendar year given that the payment of Operating Costs is on a net basis (versus a so-called “gross basis”). All costs in this definition of “Operating Costs” shall be non-cumulative and non-compounding. For the avoidance of doubt, “Operating Costs” shall not include any of the costs set forth on Schedule 3.2 hereto.

(c) “Tenant’s Proportionate Share of Operating Costs” shall mean an amount equal to the product of Tenant’s Proportionate Share and the Operating Costs.

(d) “Real Estate Taxes” shall mean any form of real estate tax or assessment or service payments in lieu thereof, together with any license fee, commercial rental tax, improvement bond or other similar charge or tax (other than inheritance, personal income or estate taxes) imposed upon the Project or Common Areas, or against Landlord’s business of leasing the Project, by any authority having the power to so charge or tax, together with costs and expenses of contesting the validity or amount of the Real Estate Taxes but only if such contest is successful.

3.3. Payment of Operating Costs. In addition to the Base Rent specified in this Lease, commencing as of the Commencement Date, Tenant shall pay to Landlord, in each calendar year or partial calendar year during the Term, an amount equal to the Annual Operating Cost Adjustment for such calendar year. Landlord shall estimate the Annual Operating Cost Adjustment annually and provide written notice thereof to Tenant. Tenant shall pay to Landlord each month, at the same time the Base Rent is due, an amount equal to one-twelfth (1/12) of the estimated Annual Operating Cost Adjustment. If Operating Costs increase during a calendar year, Landlord may increase the estimated Annual Operating Cost Adjustment during such year by giving Tenant written notice to that effect, and thereafter Tenant shall pay to Landlord, in each of the remaining months of such year, an amount equal to the amount of such increase in the estimated Annual Operating Cost Adjustment divided by the number of months remaining in such year. Within a reasonable time after the end of each calendar year, Landlord shall prepare and deliver to Tenant a statement showing the actual Annual Operating Cost Adjustment (the “Operating Cost Adjustment Statement”). Subject to Tenant’s right to audit the accuracy of the Operating Costs, within thirty (30) days after receipt of the Operating Cost Adjustment Statement, Tenant shall pay to Landlord, or Landlord shall credit against the next Rent payment or payments due from Tenant, as the case may be, the difference between the actual Annual Operating Cost Adjustment for the preceding calendar year and the estimated amount paid by Tenant during such year. Notwithstanding the foregoing, upon expiration or earlier termination of this Lease, if Landlord has not delivered the Operating Cost Adjustment Statement within twelve (12) months after Tenant has vacated the Premises, Tenant shall not be obligated to pay to Landlord any amounts contained within.

3.4. Net Lease. Except as otherwise set forth herein, this Lease is a triple net lease to Landlord. It is the intent of the parties hereto that the annual Base Rent payable under this Lease shall be a net return to Landlord and that Tenant shall pay all costs and expenses relating to the Premises incurred by Tenant except as otherwise expressly set forth in this Lease. Without limiting the generality of the preceding sentence, Tenant shall at its sole cost and expense (which expense shall be deemed Additional Rent hereunder) be responsible for payment of all electricity, telecommunication service, gas, water, sewer, telephone, refuse disposal, and other charges for utilities and services actually supplied to the Premises, Tenant’s insurance costs, and all costs of cleaning and maintaining the Premises in accordance with the terms of this Lease, in each case to the extent such charges are customarily paid by a Tenant for warehouse/industrial use in Virginia. Any amount or obligation herein relating to the Premises that is not expressly declared to be that of Landlord shall be deemed to be an obligation of Tenant to be performed by Tenant at Tenant’s expense and Tenant shall indemnify Landlord against, and hold Landlord harmless from, the same, and Tenant’s liability for the payment of any of the same which shall become payable during the Term is hereby expressly provided to survive the Term. Annual Base Rent shall, except as otherwise expressly provided for herein, be paid without notice or demand, and without set off, counterclaim, recoupment, abatement, suspension, deduction, or defense (other than payment) whatsoever, so that this Lease shall yield net to Landlord the annual Base Rent under all circumstances and conditions whether now or hereinafter existing and whether or not within the contemplation of the parties. Except as otherwise expressly set forth in this Lease, Tenant shall in no event have any right to terminate this Lease. It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the annual Base Rent, the Additional Rent, and all other sums payable by Tenant hereunder shall continue to be payable in all events, and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. As used herein, the term “Title Documents” means any and all easements, covenants, conditions, and restrictions, industrial park association agreements, and other agreements, encumbrances, and restrictions of record affecting all or part of the Premises, as the same may now exist, or as the same may hereafter be created or amended without materially expanding the obligations of Tenant without Tenant’s approval (which approval shall not be unreasonably withheld, conditioned or delayed), but excluding any mortgage or other security interest granted by Landlord. For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, Tenant shall not be responsible for (and Operating Costs shall exclude) any replacements related to the roof or any structural elements of the Building (unless caused by Tenant’s willful misconduct or gross negligence) and any costs (including insurance premiums) incurred by Landlord or any of its affiliates in connection with their use of all or any part of the Project.

3.5 Late Charges. In addition to constituting a default under this Lease if the same continues beyond the expiration of any appliable notice or cure period, if Tenant shall fail to make any payment of Rent within three (3) business days of when due, Tenant shall pay to Landlord, within two (2) business days after demand, a late charge equal to three percent (3%) of the amount overdue to reimburse Landlord for its additional administrative costs in processing such payment (provided, however, that Tenant shall be allowed one (1) late payment of Rent during the Term of the Lease, which late payment shall not be subject to a late charge hereunder so long as such Rent is paid within three (3) business days after receipt of written notice of said delinquency). Unless Landlord notifies Tenant otherwise, all Rent payments shall be made payable and sent to Landlord at Landlord’s Notice Address. If so directed in writing by Landlord or at the request of Tenant upon at least ten (10) business days’ prior notice, Tenant shall make all payments by wire transfer, Automated Clearing House (“ACH”) or a similar electronic funds transfer system designated by Landlord. If any Rent payment is not received by Landlord within fifteen (15) days of the applicable due date therefor, then in addition to the late charge above, such payment shall bear interest from the date that Rent became due and payable to the date of payment by Tenant at the interest rate of nine percent (9%) per annum, provided that in no case shall such rate be higher than the highest rate permitted by Applicable Laws.

ARTICLE 4 – Intentionally Deleted.

ARTICLE 5 – USE

5.1. Use. Tenant shall use the Premises for the Permitted Use and for no other purpose without the prior written consent of Landlord, which may be withheld in Landlord’s sole and absolute discretion.

5.2. Covenants of Tenant Regarding Use.

(a) Tenant shall (i) use and maintain the Premises in a safe, careful, reputable and lawful manner without impairing the character, reputation or appearance of the Premises, (ii) comply with all covenants and other recorded documentation that now or hereafter encumber the Project and all laws, rules, regulations, orders, ordinances, directions and requirements of any governmental authority or agency, now in force or which may hereafter be in force, including, without limitation, those which shall impose upon Landlord or Tenant any duty with respect to or triggered by a change in the use or occupation of, or any improvement or alteration to, the Premises (collectively, “Applicable Laws”), (iii) comply with and obey all reasonable directions, rules and regulations of Landlord, including, without limitation, the Rules and Regulations attached hereto as Exhibit C and made a part hereof, as may be reasonably modified from time to time by Landlord on reasonable notice to Tenant, and (iv) not allow injury to, or in any way impair the value or proper utilization of, any portion of the Project or any equipment, facilities or systems therein. Tenant shall promptly provide Landlord with copies of any notices it receives regarding any alleged violation of Applicable Laws pertaining to the Project. Tenant shall obtain, at its sole cost and expense, any governmental permits and approvals required for Tenant’s intended use of the Premises; provided that the obtaining of any such permits and approvals is not a condition to any of Tenant’s obligations under this Lease.

(b) Tenant shall not knowingly do or permit anything to be done in or about the Premises that will in any way cause a nuisance or constitute physical waste, obstruct or interfere with the rights of other tenants or occupants of the Project. Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Project of any of Landlord’s directions, rules and regulations. Tenant shall not overload the floors of the Premises in excess of what is permitted under Applicable Laws or for which such floors have been designed. All damage to the floor structure or foundation of the Project due to Tenant’s improper positioning or storage of items or materials shall be repaired by Landlord at the sole expense of Tenant, who shall reimburse Landlord immediately therefor upon demand.

5.3. Landlord’s Rights Regarding Use. Without limiting any of Landlord’s rights specified elsewhere in this Lease, (a) Landlord shall have the right at any time, upon prior notice to Tenant, to control, change or otherwise alter the Common Areas in such manner as it deems necessary or proper, (b) Landlord reserves the right to change the street address and/or name of any part of the Project, (c) Landlord, its agents, employees and contractors and any mortgagee of the Project shall have the right to enter any part of the Premises at reasonable times during business hours upon reasonable notice (except in the event of an emergency where no prior notice shall be required) for the purposes of examining or inspecting the same (including, without limitation, testing to confirm Tenant’s compliance with this Lease), showing the same to prospective purchasers, mortgagees or tenants, and making such repairs, alterations or improvements to the Premises or the Project as Landlord may deem necessary or desirable (and provided, in each case, that Tenant may elect to have a representative of Tenant present during any such entry onto the Project), (d) Landlord may install and maintain signs at the Project, and (e) Landlord shall have pass keys, access cards, or both, to the Premises, without cost or expense to Landlord. Landlord shall incur no liability to Tenant for such entry (other than due to Landlord’s willful misconduct or gross negligence), nor shall such entry constitute an eviction of Tenant or a termination of this Lease, or entitle Tenant to any abatement of Rent. Except in emergencies, Landlord’s exercise of its rights under this Section 5.3 that would unreasonably prevent the use of a substantial portion of the Premises during operating hours will be performed on weekends or after operating hours and, in any event, Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s operations at the Premises.

ARTICLE 6 – UTILITIES/SERVICES

(a) With respect to services and utilities serving the Premises which are jointly metered with other portions of the Project and provided that the Project continues to be used for warehouse purposes or similar capacity uses, Landlord shall make a reasonable and equitable determination of Tenant’s proportionate share of the cost of such utilities and services (at rates that would have been payable if such utilities and services had been directly billed by the utilities or services providers) and Tenant shall pay such share to Landlord within fifteen (15) days after receipt of Landlord’s written statement; it being agreed, however that if all or any portion of the Vacated Premises are used for purposes other than warehouse purposes or similar capacity uses, the parties will arrange for either submetering or direct metering of the Premises, at Landlord’s cost (and not includable in Operating Costs). With respect to any utilities and services that are currently separately metered or which Landlord separates after the Commencement Date, Tenant shall obtain in its own name and pay directly to the appropriate supplier the cost of all utilities and services serving the Premises or, in the event of any submetering, Tenant shall pay the cost thereof to Landlord based on the readings shown on the submeter(s) serving the Premises and the actual rates charged to Landlord for the portion of the Project in which Premises are located.

21.7 (b) If, by reason of (i) strike, (ii) labor troubles, (iii) governmental pre-emption in connection with a national emergency, (iv) any rule, order or regulation of any governmental agency, (v) casualty, (vi) conditions affected by, or actions taken by Landlord or others reasonably intended to assure the health, security or safety of the Building or any person in response to, war, any act of terrorism or violence (even if not directed at the Building or any occupant thereof), or other national, state or municipal emergency (whether or not officially proclaimed by any governmental authority) or (vii) any other cause beyond Landlord’s control (other than lack of funds) (each, a “Force Majeure Event”), Landlord does not fulfill any obligation under this Lease or is unable to supply any service which Landlord is obligated to supply, this Lease and Tenant’s obligation to pay Rent hereunder shall in no way be affected, impaired or excused. As Landlord shall learn of the happening of any of the foregoing conditions, Landlord shall promptly notify Tenant of such event and, if ascertainable, its estimated duration, and shall proceed promptly and diligently with the fulfillment of its obligations as soon as reasonably possible. None of the Landlord Related Parties shall be liable to Tenant in damages or otherwise for the quality, quantity, failure, unavailability, discontinuance or disruption of any utility service and the same shall not: (i) constitute a termination of this Lease, nor give rise to any right of termination; (ii) constitute an actual or constructive eviction of Tenant; or (iii) entitle Tenant to an abatement of Rent or other charges (except as specifically set forth herein).

(c) This Lease and the obligations of Tenant hereunder shall in no way be affected because Landlord is unable to fulfill any of its obligations or to supply any service (e.g., to the extent Landlord is obligated to furnish the same, heat, electricity, water) by reason of any of the causes set forth in paragraph (b) above. To the extent any such service to the Premises is interrupted, Landlord shall use commercially reasonable efforts to restore service as soon as reasonably practicable and to minimize disruption of Tenant’s business operations. Landlord shall have the right, without incurring any liability to Tenant, to stop any service because of accident or emergency, or for repairs, alterations or improvements, necessary or desirable in the judgment of Landlord to the Building or the Premises, until such repairs, alterations or improvements shall have been completed; provided that Landlord shall, to the extent commercially reasonable, schedule any such repairs, alterations or improvements in manner that minimizes disruption of Tenant’s access to the Premises and Tenant’s business operations.

(d) Notwithstanding anything to the contrary contained in this Lease, if: (i) Landlord either (A) ceases to furnish any service to the Premises that is essential to the operation of Tenant’s business or (B) fails to perform a repair that is an obligation of Landlord under this Lease and is essential to the operation of Tenant’s business (each, an “Interruption”), in either case for a period in excess of five (5) consecutive business days after written notice from Tenant referencing this Lease and prominently indicating in bold and capital letters, “FAILURE TO CURE THE DEFAULT IDENTIFIED IN THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS MAY ENTITLE TENANT TO A RENT ABATEMENT UNDER THE LEASE REFERENCED HEREIN”; (ii) such default does not arise as a result of the negligence or intentional misconduct of Tenant or its employees, agents or contractors but is solely due to Landlord’s negligence of intentional misconduct or breach of Landlord’s obligations under this Lease; (iii) such Interruption is not caused by a fire or other casualty (in which case Article 9 shall control); (iv) the curing of such Interruption is reasonably within the control of Landlord; and (v) as a result of such Interruption, the Premises or a material portion thereof, is rendered untenantable (meaning that Tenant is unable to use the Premises or such material portion in the normal course of its business) and Tenant in fact ceases to use the Premises, or a material portion thereof, then Tenant, as its sole remedy, shall be entitled to receive an abatement of any Base Rent and other Rent payable hereunder during the period beginning retroactively on the sixth (6th) consecutive business day of such Interruption and ending on the earlier of the day when the Interruption in question has been cured such that Tenant is reasonably able to reopen for business in the Premises (or such material portion thereof) or when Tenant reopens for business in the Premises (or such material portion thereof). In the event the entire Premises has not been rendered untenantable by such default on the part of Landlord, the amount of abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises so rendered untenantable that Tenant does not use.

ARTICLE 7 – REPAIRS, MAINTENANCE AND ALTERATIONS

7.1. Repair and Maintenance of Project. Landlord shall make all necessary repairs, replacements and maintenance to the roof, exterior walls, foundation and structural frame of the Project, the parking and landscaped areas and other Common Areas and, to the extent not Tenant’s responsibility under this Lease, other portions of the Project, in each case, to keep the same in good condition and in compliance with Applicable Laws. The cost of all such repairs and maintenance (but not replacements) under this Section 7.1 shall be included in Operating Costs; provided however, to the extent any such repairs, replacements or maintenance are required because of the negligence, specific use, Alteration, misuse or default of Tenant, its employees, agents, contractors, customers or invitees, Landlord shall perform any such repairs or maintenance at Tenant’s sole expense. If (a) Landlord fails to commence to make any repairs or replacements required to be performed by Landlord under this Lease within thirty (30) days after Tenant delivers to Landlord notice of the need for such repair or replacement (the “Repair Notice”) (or, in the case of an emergency, such shorter period of time as is reasonable given the circumstances, provided notice of such emergency has been given to Landlord) and thereafter diligently pursue the completion thereof (or, in the case of an emergency, such shorter period of time as is reasonable given the circumstances), subject to extension for Force Majeure Event affecting the commencement of the repairs, then Tenant may deliver to Landlord notice (the “Self Help Notice”), which Self Help Notice shall identify the repair or replacement obligations identified in the Repair Notice which remain unperformed and state in BOLD AND CAPITALIZED 14 POINT FONT lettering that Landlord’s failure to perform the maintenance and repair obligations noted in the Repair Notice within five (5) business days after receipt of the Self Help Notice shall give Tenant the right to perform such obligation. In such event, if within five (5) business days after delivery of the Self-Help Notice (or, in the case of an emergency, such shorter period of time as is reasonable given the circumstances, provided notice of such emergency has been given to Landlord), Landlord does not commence such maintenance and repair or diligently pursue completion thereof (except that such five (5) business day period (or shorter period) shall be extended for such additional time as reasonably necessary to commence and diligently pursue such maintenance and repair to completion), and so long as there is no uncured Event of Default, then Tenant may take such action as is reasonably necessary to perform such maintenance and repair, and deliver to Landlord an invoice for the reasonable and necessary costs and expenses incurred by Tenant therefor, which costs and expenses Landlord shall reimburse to Tenant, and when so reimbursed by Landlord, may be included within Operating Costs, to the extent permitted by this Lease. If Tenant performs work pursuant to this Section 7.1, Tenant shall (i) proceed in accordance with all Applicable Laws and the provisions of this Lease; (ii) only use such contractors, suppliers, etc. as are duly qualified and licensed to effect such repairs; (iii) effect such repairs in a good and workmanlike, first-class and prompt manner; and (iv) use first quality materials.

7.2. Repair and Maintenance of Premises. Tenant shall, at its own cost and expense, maintain the Premises in good condition, regularly servicing and promptly making all repairs (but not any replacements) thereto, including, without limitation, the electrical, heating and air conditioning (“HVAC”), plumbing, mechanical and other systems, plate glass, floors, windows and doors, in each case exclusively servicing the Premises. Tenant shall maintain at all times during the Term (a) a preventative maintenance and service contract with a reputable service provider for maintenance of any HVAC system exclusively serving the Premises (the “HVAC Contract”), and, (b) if reasonably requested by Landlord, one or more contracts (the “Other Contracts” and, together with the HVAC Contract, the “Contracts”) providing for the performance of cleaning and pest control at the Premises and the maintenance and regular repair (but not replacement) of all non-HVAC systems exclusively serving the Premises, including, without limitation, the plumbing, sprinkler, lighting, fire detection and electrical systems. The terms of all Contracts shall be in accordance with normal, customary and reasonable practices in the Richmond, Virginia metropolitan area and substantially in accordance with any manufacturer’s recommendations and with providers and on terms as are approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed). Within thirty (30) days following the Commencement Date (with respect to any HVAC Contract) or thirty (30) days following Landlord’s request (with respect to any Other Contract), Tenant shall procure and deliver to Landlord the HVAC Contract or the Other Contract, as applicable. Thereafter, Tenant shall provide to Landlord a copy of renewals or replacements of such Contracts no later than thirty (30) days prior to the then-applicable expiry date of the existing Contract. For the avoidance of doubt, if any portion of the Premises are not supplied with HVAC services as of and prior to the Effective Date, Tenant shall have no obligation to supply such portion of the Premises with HVAC services. If Tenant fails to timely deliver to Landlord any Contract, and such failure continues for five (5) business days after notice, then Landlord may contract directly with the applicable provider and charge the cost thereof back to Tenant as Additional Rent.

7.3. Alterations.

(a) Tenant may not make any improvements or other alterations to the Premises (collectively, “Alterations”) without first procuring the written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld or delayed by Landlord. Landlord may condition its consent for Alterations requiring Landlord’s consent hereunder upon, among other things, its receipt and review of complete plans and specifications for such Alterations. At the time Landlord consents to any Alteration, Landlord shall advise Tenant if such Alterations will be required to removed upon the expiration or earlier termination of the Lease. All Alterations that Tenant has made without the consent of Landlord, shall, at the election of Landlord, either be removed by Tenant at Tenant’s sole expense before the expiration or earlier termination of the Term or remain upon the Premises and be surrendered therewith without disturbance or injury at the Expiration Date or earlier termination of this Lease as the property of Landlord. If Landlord requires the removal of all or part of any Alterations, Tenant, at its expense, shall repair any damage caused by such removal. If Tenant fails to remove any Alterations required to be removed in accordance with this Section 7.3 upon Landlord’s request, then Landlord may (but shall not be obligated to), at Tenant’s cost and without compensation to Tenant, remove them. Landlord’s approval of an Alteration shall not be deemed to be a representation by Landlord that the Alteration complies with Law or will not adversely affect any Building system. If any Alteration requires any change to the base Building, any Building system, or any Common Areas, then such changes shall be made at Tenant’s sole cost and expense and performed, at Landlord’s election, either by Tenant’s contractor or a contractor engaged by Landlord. Notwithstanding the foregoing, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from the exterior of the Premises or Building; (c) will not affect the base Building; (d) does not require work to be performed inside the walls or above the ceiling of the Premises; (e) costs less than Fifty Thousand and 00/100 Dollars ($50,000.00) in the aggregate within any rolling twelve (12) month period; (f) does not affect any Building systems (including but not limited to electrical, plumbing and fire/life safety systems serving the Building); and (g) does not require a permit from the building department or any other municipal department or agency of Henrico County, Virginia. Cosmetic Alterations shall be subject to all the other provisions of this Section 7.3 and Section 7.4 below, to the extent applicable thereto. In addition, Tenant shall reimburse Landlord for any third-party expenses incurred by Landlord in connection with the review, inspection, and coordination of Tenant’s plans for Alternations that are not Cosmetic Alterations and Tenant’s performance thereof (the “Construction Management Fee”).

(b) Tenant shall construct such Alterations and perform all repairs and maintenance required of Tenant under this Lease (all contractors to be approved in writing in advance by Landlord (such approval not to be unreasonably withheld, conditioned or delayed) or, at Landlord’s option, designated by Landlord, provided any such contractors charge commercially reasonable rates and are available when reasonably requested by Tenant). Landlord’s consent to any contractor or any aspect of any Alterations, proposed repair, maintenance, replacement or other work shall create no responsibility or liability on the part of Landlord. All work with respect to any Alterations shall be done in a good and workmanlike manner and diligently prosecuted to completion. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to obstruct access to the Project, the Building or the Common Areas for any other tenant of the Project, and as not to obstruct the business of Landlord or other tenants in the

Project, or interfere with the labor force working in the Project. Not less than fifteen (15) nor more than twenty (20) days prior to commencement of any Alterations, Tenant shall notify Landlord in writing of the work commencement date so that Landlord may post notices of nonresponsibility about the Premises. Tenant shall not permit the use of any labor (including, without limitation, any contractors), material or equipment in the performance of any Alterations or of Tenant’s repairs or maintenance if such use would, in Landlord’s reasonable judgment, violate the terms of any agreement between Landlord and any union providing work, labor or services at the Project or disturb labor harmony with the workforce or trades engaged in performing other work, labor or services at the Project. If any violation or disturbance occurs, Tenant, upon demand by Landlord, shall immediately cause all labor, materials and equipment causing such violation or disturbance to be removed from the Project. Tenant agrees to protect, defend, indemnify and hold Landlord harmless from and against any and all claims in any way arising or resulting from or in connection with any such violation and/or disturbance.

(c) Upon completion of any Alterations (other than Cosmetic Alterations), Tenant shall promptly (i) deliver to Landlord evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials, (ii) deliver updated as-built plans to Landlord with respect to the Premises, to the extent the applicable Alterations included physical changes to the Premises (i.e., Alterations that are not purely cosmetic in nature), and (iii) pay the Construction Management Fee to Landlord. If Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to this Lease immediately upon completion thereof. In addition, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord a co-obligee for any Alteration requiring Landlord’s consent and the hard cost of which is estimated in excess of $100,000.00.

7.4 Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Project, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises under this Article 7 or otherwise, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be immediately released and removed of record or, if such removal and release has not been satisfied within five (5) business days of notice therefrom from Landlord, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, and Tenant shall, upon demand, immediately reimburse Landlord for all costs and expenses relating thereto incurred by Landlord.

22. ARTICLE 8 – INDEMNITY AND INSURANCE

8.1. Release. All of Tenant’s trade fixtures, merchandise, inventory, furniture, equipment, machinery, supplies, signs and all other personal property in or about the Premises, including any and all inventory and stock in trade of Tenant or its affiliates, including all flooring, accessories, merchandise and trim, and other merchandise intended for sale or resale, together with any additions thereto and subject to depletion, resupply, substitution, replacement and/or disposition in the ordinary course of business, and which is deemed to include the trade fixtures, merchandise, inventory and personal property of others located in or about the Premises or the Project at the invitation, direction or acquiescence (express or implied) of Tenant (all of which property shall be referred to herein, collectively, as “Tenant’s Property”), shall be and remain at Tenant’s sole risk. To the extent permitted by law, none of the Landlord Related

Parties shall be liable for, and Tenant waives, all claims for loss or damage to Tenant’s business and for loss or damage, whether to a person or to property, that is sustained by Tenant or any person claiming by, through or under Tenant resulting from any accident or occurrence in, on or about the Premises or any other part of the Project, including, without limitation, claims for loss, theft or damage resulting from: (i) any equipment or appurtenances of Tenant becoming out of repair; (ii) injury occurring due to floodwater, wind or weather; (iii) subject to Section 6(a), any defect in or failure to properly operate, for whatever reason, any utility, improvement, system or structure in the Project; (iv) any act, omission or negligence of other tenants, licensees or any other persons or occupants of the Project or of adjoining or contiguous buildings, or of owners of adjacent or contiguous property or the public, or by operations in the construction of any private, public or quasi-public work; or (v) any other cause of any nature, except, in each case, to the extent proximately caused by the Landlord Related Parties’ gross negligence or willful misconduct or Landlord’s breach of its obligations under this Lease. To the maximum extent permitted by law, Tenant agrees to use and occupy the Premises, and to use such other portions of the Project to which Tenant is herein given the right to use, at Tenant’s own risk.

8.2. Indemnification. To the extent permitted by law, Tenant shall indemnify, defend and hold the Landlord Related Parties harmless against and from all losses, liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including, without limitation, reasonable architects’, engineers’ and attorneys’ fees, which may be imposed upon, incurred by, or asserted against any of the Landlord Related Parties that arise, directly or indirectly, out of or in connection with the use or occupancy or maintenance of the Premises by, through or under Tenant, and (without limiting the generality of the foregoing) any of the following: (i) any work or thing done in, on or about the Premises or any part thereof by Tenant or any of the Tenant Related Parties; (ii) any use, non-use, possession, occupation, condition, operation, maintenance or management of the Premises or any part thereof by Tenant or any of the Tenant Related Parties; (iii) any gross negligence or willful misconduct of Tenant or any of the Tenant Related Parties (but as to Tenant’s invitees, only to the extent such gross negligence or willful misconduct occurs within the Premises); (iv) any injury or damage to any person or property occurring in, on or about the Premises or any part thereof; (v) any failure on the part of Tenant or any of the Tenant Related Parties to perform or comply with any of the covenants, agreements, terms or conditions contained in this Lease with which Tenant or any of the Tenant Related Parties must comply or perform; or (vi) any Transfer (as defined in Article 11) or proposed Transfer, except, in each case, to the extent proximately caused by the Landlord Related Parties’ gross negligence or willful misconduct. In case any action or proceeding is brought against any of the Landlord Related Parties by reason of any of the foregoing, Tenant shall, at Tenant’s sole cost and expense, resist or defend such action or proceeding by counsel approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. This Section 8.2 shall survive the expiration or earlier termination of this Lease.

22.1 8.3. Tenant’s Insurance. At all times commencing on the Commencement Date, Tenant or its contractors, as applicable, shall carry and maintain, at its sole cost and expense (as applicable), such insurance as identified on Schedule 8.3 attached hereto and pursuant to the terms contained on Schedule 8.3 attached hereto.

ARTICLE 9 – CASUALTY

In the event of total or partial destruction of the Building or the Premises by fire or other casualty (a “Casualty”), Landlord agrees promptly to restore and repair the same; provided that Landlord’s obligation with respect to the Premises shall not include any improvements made by Tenant in connection with this Lease. Rent shall proportionately abate during any time that the Premises are unusable (and not used) because of any such damage. Notwithstanding the foregoing, if the Premises are (a) so destroyed that they cannot be repaired or rebuilt within two hundred ten (210) days from the date Landlord receives a reasonable estimate for such repair or rebuilding (which estimate Landlord shall use commercially reasonable efforts to get within thirty (30) days of such Casualty), (b) destroyed by a Casualty that is not covered by the insurance required hereunder or, if covered, such insurance proceeds are not released by any mortgagee entitled thereto or are insufficient to rebuild the Building and the Premises, or (c) if a Casualty occurs during the second year of the Term or during any Extension Term, then, in case of a clause (a) Casualty, either Landlord or Tenant may, or, in the case of a clause (b) Casualty, Landlord may, or, in the case of a clause (c) Casualty, Tenant may, upon thirty (30) days’ written notice to the other party, terminate this Lease with respect to matters thereafter accruing. Tenant’s right to terminate this Lease under this Article 9 shall be exercised by giving Landlord written notice of such exercise within thirty (30) days after Tenant receives notice of the estimated time for such repair or rebuilding, time being of the essence, and the effective date of the termination shall be the date that is thirty (30) days after the date Landlord receives the applicable notice. Tenant’s failure to timely submit a termination notice as set forth herein shall be deemed a waiver of Tenant’s termination right under this Article 9. Notwithstanding anything herein to the contrary, in no event may Landlord terminate this Lease under this Article 9 unless and until Landlord simultaneously terminates the leases of all similarly situated tenants at the Building. Tenant waives any right under Applicable Laws inconsistent with the terms of this paragraph. Landlord agrees, at its cost, to maintain customary property and other insurance in connection with its obligations under this Lease (including this Article 9); it being agreed that such cost may be includable in Operating Costs hereunder.

ARTICLE 10 – EMINENT DOMAIN

If all or any substantial part of the Building or Project shall be acquired by the exercise of eminent domain, Landlord may terminate this Lease by giving written notice to Tenant on or before the date possession thereof is so taken. If all or any part of the Premises shall be acquired by the exercise of eminent domain so that the Premises shall become impractical for Tenant to use for the Permitted Use, Tenant may terminate this Lease by giving written notice to Landlord as of the date possession thereof is so taken. All damages awarded shall belong to Landlord; provided, however, that Tenant may claim dislocation damages if such amount is not subtracted from Landlord’s award.

ARTICLE 11 – ASSIGNMENT AND SUBLEASE

(a) Tenant shall not assign this Lease, sublet the Premises in whole or in part or otherwise transfer any interest in this Lease or to the Premises (collectively, a “Transfer”) without Landlord’s prior written consent, which shall be at Landlord’s sole discretion (except as hereinafter provided); provided, that, any assignment of this Lease under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101, et seq. (the “Bankruptcy Code”), including the assignment of this Lease in connection with a sale under section 363 of the Bankruptcy Code, shall not be considered a Transfer and Tenant shall have the right to make such an assignment under the Bankruptcy Code with notice to Landlord but without obtaining the written consent of Landlord. If Tenant desires the consent of Landlord to a Transfer, Tenant shall submit to Landlord, at least thirty (30) days but no more than one hundred eighty (180) days prior to the proposed effective date of such Transfer, a written notice (the “Transfer Notice”) which includes (i) the proposed effective date of such Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) description of all of the material terms of the proposed Transfer and the consideration therefor, (iv) the name and address of the proposed transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (v) in the case of an assignment of this Lease, current financial statements of the proposed transferee, certified by an officer, partner or owner thereof, together with any other information reasonably required by Landlord to enable Landlord to determine the financial responsibility, character, and reputation of the proposed transferee, the nature of such proposed transferee’s business and the proposed transferee’s proposed use of the Subject Space, and (vi) such other information as Landlord may reasonably require. In the event of any Transfer, Tenant shall remain primarily liable hereunder. The acceptance of rent from any other person shall not be deemed to be a waiver of any of the provisions of this Lease or to be a consent to any Transfer. Any Transfer consented to by Landlord shall not relieve Tenant (or its transferee) from obtaining Landlord’s consent to any subsequent Transfer to the extent required hereunder. For purposes of the foregoing prohibitions, if Tenant is an entity, a transfer at any one time or from time to time of more than twenty five percent (25%) of an interest in Tenant (whether stock, membership interest, partnership interest, assets or other form of ownership or control) by any person(s) or entity(ties) having an interest in ownership or control of Tenant at the date of this Lease (herein, an “Interest Transfer”) shall be deemed to be a Transfer of this Lease; it being agreed, however, that notwithstanding anything to the contrary contained herein, in the event that any Interest Transfer does not vest in the transferee the power to direct or materially affect the direction of the management and policies of Tenant, Landlord’s consent to such Interest Transfer shall not be unreasonably withheld, conditioned or delayed.

(b) With respect to any Transfer, in lieu of consenting (or denying consent) to such proposed Transfer, Landlord shall have the right, but not the obligation, exercisable within thirty (30) days after Landlord’s receipt of the Transfer Notice, to terminate this Lease and recapture the Premises (or applicable portion thereof) upon thirty (30) days’ notice to Tenant unless, within five (5) business days after Landlord’s notice to Tenant exercising its option to cancel and terminate this Lease, Tenant notifies Landlord in writing that Tenant is withdrawing its request for Landlord’s consent to such Transfer, in which event such exercise by Landlord of such option to cancel shall be void and of no further force and effect. If Landlord exercises such right to terminate under this Section 11(c), Landlord shall be entitled to recover possession of, and Tenant shall surrender such portion of, the Premises (with appropriate demising partitions erected at the expense of Tenant) on the later of (i) the effective date of the proposed Transfer, or (ii) sixty (60) days after the date of Landlord’s notice of termination. Following any termination of the Lease by Landlord pursuant to this Section 11(c), Landlord shall have the right to enter into a lease with the proposed transferee without incurring any liability to Tenant on account thereof.

(c) Whether or not Landlord consents to a Transfer under this Article 11 requiring Landlord’s consent hereunder, Tenant shall promptly pay Landlord’s reasonable processing costs and reasonable, out of pocket attorneys’ fees incurred in connection with any request for such consent.

(d) Following any Transfer by Tenant, the Premises shall continue to be used only for the Permitted Use and for no other purpose, and in no event shall any Transfer release or relieve Tenant from any of its obligations under this Lease. If Landlord consents to a Transfer, the transferee shall assume Tenant’s obligations under this Lease and such transferee, at least ten (10) days prior to the effective date of such permitted Transfer, shall deliver to Landlord the proposed sublease, assignment and assumption agreement or other instrument evidencing the Transfer, which shall be subject to Landlord’s approval, not to be unreasonably withheld, delayed or conditioned. Except for an assignment effectuated under the Bankruptcy Code, following any Transfer in the nature of an assignment, Tenant shall pay to Landlord, as Rent, fifty percent (50%) of all monies and other consideration of every kind whatsoever paid or payable to Tenant for such Transfer after deducting therefrom all reasonable transaction costs actually incurred by Tenant in connection with such Transfer amortized over a straight line basis over the duration of such Transfer (collectively, all of the foregoing shall be referred to as the “Transfer Consideration”). For purposes of this paragraph (e) only, the term “Tenant’s Property” shall be deemed to include goodwill and any other intangible personal property associated with Tenant’s business, but in no event shall it be deemed to include Tenant’s interest under this Lease. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified (except as agreed upon by both Landlord and Tenant in writing), (ii) such consent shall not be deemed consent to any further Transfer requiring Landlord’s consent hereunder by either Tenant or the transferee, and (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer. Except for an assignment effectuated under the Bankruptcy Code, no Transfer relating to this Lease or agreement entered into with respect thereto shall relieve Tenant from liability under this Lease.

(e) To the extent that Tenant enters into a Transfer without Landlord’s consent in violation of this Article 11, such Transfer shall not be binding upon Landlord and shall confer no rights upon the purported transferee. Each such unpermitted Transfer shall, without notice or grace period of any kind, constitute an Event of Default by Tenant under this Lease. The acceptance by Landlord of the payment of Rent following any Transfer prohibited by this Article 11 shall not be deemed to be either a consent by Landlord to any such Transfer or a waiver by Landlord of any remedy of Landlord under this Lease. No reference in this Lease to assignees, subtenants or licensees shall be deemed to be a consent by Landlord to the occupancy of the Premises by any such assignee, subtenant or licensee.

(f) During the continuance of any Event of Default, Landlord may collect rent from a subtenant and apply the net amount collected to the Rent hereunder, but no such assignment or collection shall be deemed a waiver of the provisions of this Article 11, or the acceptance of such subtenant, as a tenant, or a release of Tenant from direct and primary liability for the further performance of Tenant’s covenants hereunder. Any requested consent to a Transfer requiring Landlord’s consent hereunder shall not be deemed given unless and until Landlord, Tenant, and the applicable transferee shall have executed and delivered a consent agreement in form and substance reasonably satisfactory to Landlord.

(g) Tenant shall pay any transfer taxes (and other similar charges and fees) that any governmental authority imposes in connection with any Transfer (including, without limitation, any such transfer taxes, charges or fees that a governmental authority imposes in connection with Landlord’s exercising Landlord’s rights to consummate a recapture termination).

(h) Following Landlord’s consent to a proposed Transfer, (i) Tenant, subsequent transferees, and all guarantors (if any) shall remain liable under this Lease, and Tenant shall obtain the prior written consent of any guarantor to such Transfer in a form reasonably acceptable to Landlord, and (ii) each of the transferees shall agree in a writing acceptable to Landlord to assume and be bound by all of the terms and conditions of this Lease accruing from and after the effective date of the Transfer. Neither the consent by Landlord to any Transfer, nor the collection or acceptance by Landlord of Rent from any assignee, subtenant or occupant, shall be construed as a waiver or release of Tenant or any guarantor from the terms and conditions of this Lease or relieve Tenant or any subtenant, assignee or other party from obtaining the consent in writing of Landlord to any further Transfer to the extent required hereunder. Tenant hereby assigns to Landlord the Rent and other sums due from any subtenant, assignee or other occupant of the Premises and hereby authorizes and directs each such subtenant, assignee or other occupant to pay such Rent or other sums directly to Landlord; provided, however, that, until the occurrence of an Event of Default, Tenant shall have the license to continue collecting such Rent and other sums.

ARTICLE 12 – TRANSFERS BY LANDLORD

12.1. Sale/Transfer of the Project. Landlord shall have the right to sell or otherwise transfer the Project at any time during the Term, subject only to the rights of Tenant hereunder; and such sale or other transfer shall operate to release Landlord from liability hereunder from and after the date of such conveyance.

12.2. Estoppel Certificate. Within ten (10) days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost to Landlord, an estoppel certificate in such form as Landlord may reasonably request certifying (a) that this Lease is in full force and effect and unmodified or stating the nature of any modification, (b) the date to which rent has been paid, (c) that there are not, to Tenant’s knowledge, any uncured defaults or specifying such defaults if any are claimed, and (d) any other matters or state of facts reasonably required respecting this Lease. Such estoppel may be relied upon by Landlord and by any purchaser or mortgagee of the Project.

12.3. Subordination. This Lease is subject and subordinate to all ground or underlying leases and to any mortgage(s)/deed(s) of trust that may now or hereafter affect those leases or the land and to all renewals, modifications, consolidations, replacements and extensions thereof. This subordination shall be self-operative; provided that Tenant shall execute promptly any instrument that Landlord or any mortgagee/deed of trust beneficiary (each, a “Mortgagee”) may request confirming subordination. Before any foreclosure sale under a mortgage/deed of trust, the mortgagee/deed of trust beneficiary shall have the right to subordinate the mortgage/deed of trust to this Lease, and, in the event of a foreclosure, this Lease may continue in full force and effect and Tenant shall attorn to and recognize as its landlord the purchaser of Landlord’s interest under this Lease. Tenant shall, upon the request of a mortgagee/deed of trust beneficiary or purchaser at foreclosure, execute, acknowledge and deliver any instrument that has for its purpose and effect the subordination of the lien of any mortgage/deed of trust to this Lease or Tenant’s attornment to the purchaser.

ARTICLE 13 – DEFAULT AND REMEDY

13.1. Event of Default. The occurrence of any of the following shall be an “Event of Default”:

(a) Tenant fails to pay, when due, any portion of Rent due hereunder, provided that it shall not be an Event of Default if Tenant makes full payment within five (5) business days after receipt of written notice of any delinquency; provided that Landlord shall not be required to provide more than one (1) such notices during the Term.

(b) Tenant fails to perform or observe any other term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Landlord; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required to cure, then such default shall be deemed to have been cured if Tenant commences such performance as soon as reasonably possible within such thirty (30) day period and thereafter diligently completes the required action within a reasonable time.

(c) Tenant shall abandon the Premises for a period of thirty (30) consecutive days.

(d) Tenant shall engage in a Transfer in contravention of the provisions of Article 11 of this Lease. For the avoidance of doubt, any assignment of this Lease under the Bankruptcy Code, including in connection with a sale under section 363 of the Bankruptcy Code, shall not be considered an Event of Default.

(e) (i) All or substantially all of Tenant’s assets in the Premises or Tenant’s interest in this Lease are attached or levied under execution (and Tenant does not discharge the same within sixty (60) days thereafter); (ii) a petition in bankruptcy, insolvency or for reorganization or arrangement is filed by or against Tenant or any guarantor (and Tenant and any guarantor fails to secure a stay or discharge thereof within sixty (60) days thereafter); (iii) Tenant or any guarantor is insolvent and unable to pay its debts as they become due; (iv) Tenant or any guarantor makes a general assignment for the benefit of creditors; (v) Tenant or any guarantor takes the benefit of any insolvency action or law; (vi) the appointment of a receiver or trustee in bankruptcy for Tenant or any guarantor or its assets if such receivership has not been vacated or set aside within thirty (30) days thereafter; (vii) any guarantor repudiates or breaches its guaranty in any way; or (viii) dissolution or other termination of Tenant’s or any guarantor’s corporate charter if Tenant or any guarantor is a corporation; provided, that, the Tenant’s bankruptcy proceedings commenced on August 11, 2024, in the Bankruptcy Court under Case No. 24-11680 and any actions taken in connection therewith shall not constitute a default or “Event of Default” under this Lease.

(f) Tenant fails to comply with the provisions of Section 7.4.

In addition to the defaults described above, the parties agree that if Tenant receives written notice of a violation of the performance of any (but not necessarily the same) term or condition of this Lease three (3) or more times during any twelve (12) month period, regardless of whether such violations are ultimately cured, then such conduct shall, at Landlord’s option, represent a separate Event of Default.

13.2. Remedies. Upon the occurrence of an Event of Default, Landlord, at its option, without further notice or demand to Tenant, shall have in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever:

(a) Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord (Tenant hereby waives, relinquishes and releases for itself and for all those claiming under Tenant any right of occupancy of the Premises following termination of this Lease, and any right to redeem or reinstate this Lease by order or judgment of any court or by any legal process or writ under Applicable Laws), and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in Rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor. To the extent that Landlord terminates this Lease pursuant to this Section 13.2(a), Landlord may recover from Tenant the following: (i) the worth at the time of award of any unpaid Rent which has been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, reasonable, out of pocket attorneys’ fees, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; plus (v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws. As used in Sections 13.2(a)(i) and (ii), the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Section 3.4 above, but in no case greater than the maximum amount of such interest permitted by Applicable Laws.

(b) Landlord may allow the Premises to remain unoccupied and collect Rent from Tenant as it becomes due and Tenant waives any right or defense Tenant may have under Applicable Laws with respect to Landlord’s failure to mitigate its losses by attempting to relet the Premises, provided the foregoing shall not relieve Landlord of any obligation to mitigate damages as required under Applicable Laws.

(c) Landlord may pursue such other remedies as are available at law or in equity, including, without limitation, an action for specific performance requiring Tenant to perform Tenant’s obligations under this Lease, and may recover from Tenant any other amounts that may be necessary to compensate Landlord for any other damages directly caused by Tenant’s failure to perform its obligations under this Lease or that would be likely to result therefrom, including, but not limited to, reasonable out of pocket attorneys’ fees, any real estate commissions actually paid by Landlord, together with any other amounts or awards as may be otherwise permitted from time to time under Applicable Laws, provided that in no event shall Tenant be liable to Landlord for consequential, special, or punitive damages of any kind. In addition, Landlord may (but shall not be obligated to) make such payment or do such act to cure the Event of Default, and charge the expense, together with interest at the interest rate set forth in Section 3.4, to Tenant. Payment for the cure shall be due and payable by Tenant upon demand; provided, however, that the making of any payment or the taking of such action by Landlord shall not be deemed to cure the Event of Default or to stop Landlord from the pursuit of any remedy to which Landlord would otherwise be entitled.

13.3. Nonwaiver of Defaults. Neither party’s failure or delay in exercising any of its rights or remedies or other provisions of this Lease shall constitute a waiver thereof or affect its right thereafter to exercise or enforce such right or remedy or other provision. No waiver of any default shall be deemed to be a waiver of any other default. Landlord’s receipt of less than the full Rent due shall not be construed to be other than a payment on account of Rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction. No act or omission by Landlord or its employees or agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

13.4. Attorneys’ Fees. If either party brings an action to enforce or interpret this Lease, the non-prevailing party shall reimburse the prevailing party for reasonable attorneys’ fees and costs of suit in connection therewith.

ARTICLE 14 – TENANT’S TERMINATION/REDUCTION OPTION

14.1 Termination/Reduction Option.

(a) Provided Tenant is not in default under this Lease and has not assigned its interest under this Lease or sublet any portion of the Premises, Tenant shall have the one-time right to either (i) terminate this Lease in its entirety (the “Termination Option”) or (ii) terminate this Lease with respect to 284,208 rentable square feet (the “Reduction Option”) by providing at least sixty (60) days’ advance written notice to Landlord of such election (the “Termination/Reduction Notice”), which notice shall specify the effective date of the termination or the reduction, as applicable. If Tenant elects to exercise the Reduction Option, the Termination/Reduction Notice shall also specify the location and outline of the 284,208 rentable square feet portion of the Premises which Tenant desires to terminate (the “Actual Reduction Space”); it being understood that the Actual Reduction Space must be marketable, as reasonably determined by Landlord, and must satisfy configuration and code specifications as determined in Landlord’s reasonable judgment.

(b) In the event that Tenant timely and properly exercises the Termination Option, then on the effective date of the termination as specified in the Termination/Reduction Notice, the Lease shall be deemed terminated, such date shall be the Expiration Date hereunder, and Tenant shall surrender the Premises to Landlord in “broom-clean” condition and otherwise in accordance with the terms of the Lease.

(c) In the event that Tenant timely and properly exercises the Reduction Option, then Landlord shall prepare an amendment (the “Reduction Amendment”) terminating the Lease with respect to the Actual Reduction Space as of the date of Tenant’s surrender of the Actual Reduction Space to Landlord in accordance with this Lease, but no earlier than the effective date of the reduction as specified in the Termination/Reduction Notice (the “Reduction Effective Date”) and revising the Base Rent and other Rent (and related Tenant’s Proportionate Share) payable with respect to the remaining Premises. A copy of the Reduction Amendment shall be (i) sent to Tenant within a reasonable time after receipt of the Termination/Reduction Notice, and (ii) executed by Tenant and returned to Landlord within 10 Business Days thereafter. On the Reduction Effective Date, this Lease shall be deemed terminated with respect to the Actual Reduction Space, and Tenant shall surrender the Actual Reduction Space to Landlord in “broom-clean” condition and otherwise in accordance with the terms of this Lease. Landlord shall be responsible for all design and construction costs incurred by Landlord in connection with separating the Actual Reduction Space and the remaining portion of the Premises via a fence, demising, or fire wall (as selected by Landlord in its sole discretion) and which remaining portion shall be in a location mutually agreed upon so as to provide Tenant with the size of the Premises as described herein after the Reduction Effective Date), and the cost of utilities and services serving the remaining portion of the Premises shall be prorated as set forth in Section 6(a).

ARTICLE 15 – HAZARDOUS SUBSTANCES

15.1 Indemnity. Tenant shall protect, defend, indemnify and hold Landlord, its agents, employees and contractors harmless from and against any and all claims (including, without limitation, any cost incurred by Landlord to investigate, remediate, monitor, treat, repair, clean-up, dispose of, or remove any Hazardous Substance (as defined in Section 15.2 below)) to the extent arising out of or otherwise relating to the existence, use, generation, migration, storage, transportation, release, threatened release, or disposal of Hazardous Substances in, on, or under the Premises, the Building or the Project or in the groundwater under the Project and the migration or transportation of Hazardous Substances to or from the Premises, the Building or the Project or the groundwater underlying the Project, in each case to the extent that any of the foregoing is caused by any of Tenant Related Parties. The provisions of this Article 15 shall survive the expiration or earlier termination of this Lease.

15.2 Restriction on Hazardous Substances. Tenant shall not permit any Tenant Related Parties to use, generate, manufacture, store, transport, release, threaten release, or dispose of Hazardous Substances (other than de minimis amounts of customary office and cleaning supplies in compliance with Applicable Laws that relate to Hazardous Substances (for such purposes, “Environmental Laws”) and other Hazardous Substances used for Tenant’s business and present on the Premises as of the Effective Date), in, on, or about the Premises, the Building or the Project unless Tenant shall have received Landlord’s prior written consent therefor in accordance with the terms herein, which Landlord may revoke at any time, and, in any event, Tenant shall not cause or permit the release or disposal of Hazardous Substances from the Premises, the Building or the Project except in compliance with Environmental Laws. Tenant shall promptly deliver written notice to Landlord if Tenant obtains knowledge sufficient to infer that Hazardous Substances are located on the Premises, the Building or the Project that are not in compliance with Environmental Laws or if any third party, including, without limitation, any governmental agency, claims a disposal of Hazardous Substances occurred on the Premises, the Building or the Project or is being or has been released from the Premises, the Building or the Project. Tenant shall execute affidavits, representations and the like within five (5) days after Landlord’s request therefor concerning Tenant’s best knowledge and belief regarding the presence of any Hazardous Substances on, under or about the Premises or the Project. As used herein, “Hazardous Substances” shall mean any waste, material or substance (whether in the form of liquids, solids or gases, and whether or not airborne) that is or may be deemed to be or include a pesticide, petroleum, asbestos, polychlorinated biphenyl, radioactive material, urea formaldehyde or any other pollutant or contaminant that is or may be deemed to be hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or that presents a risk to public health or to the environment, and that is or becomes regulated by any Applicable Laws as a hazardous or toxic substance or a pollutant or contaminant.

15.3 Investigation of Contamination. Upon reasonable written request of Landlord, Tenant, through its appropriately qualified and licensed professional engineers (who shall be subject to Landlord’s prior written approval, not to be unreasonably withheld, conditioned or delayed), and at Tenant’s cost, shall thoroughly investigate suspected Hazardous Substances contamination of the Premises, the Building or the Project that could reasonably be expected to come within the scope of Tenant’s indemnification and hold harmless obligations as set forth above. Tenant, using duly licensed and insured contractors approved by Landlord, shall promptly commence and diligently complete the removal, repair, clean-up, and detoxification of any Hazardous Substances from the Premises, the Building and the Project (as may be required by any Environmental Law in any event) that comes within the scope of Tenant’s indemnification and hold harmless obligations as set forth above. Tenant shall promptly provide Landlord with complete copies of all communications, permits and agreements with, from or issued by any governmental authority or agency (federal, state or local) and any private entity relating in any way to Hazardous Substances at the Project.

15.4 Landlord Consent. If Tenant contemplates utilizing Hazardous Substances (or subleasing or assigning this Lease to a subtenant or assignee who utilizes Hazardous Substances), other than de minimis amounts of customary office and cleaning supplies in compliance with Environmental Laws, Tenant shall obtain the prior written consent of Landlord (which may be withheld in Landlord’s sole and absolute discretion). Any such Hazardous Substance so consented to by Landlord shall (a) not create any liability on the part of Landlord or excuse Tenant from its obligations under this Article 15; (b) be used and maintained only in such quantities as are reasonably necessary for the Permitted Use, by properly certified and licensed professionals, and in strict accordance with Environmental Laws and manufacturer instructions therefor; (c) not be disposed of, released or discharged on the Project; (d) shall be transported to and from the Premises in compliance with all Environmental Laws and as Landlord shall reasonably require; (e) be completely, properly and lawfully removed from the Premises, the Building and the Project upon the expiration or earlier termination of this Lease; and (f) not constitute a nuisance, danger or health risk to or disrupt the business of any other occupant of the Building or the Project. Landlord and its agents and employees shall have the right to enter the Premises and/or conduct appropriate tests, at Tenant’s expense, for the purpose of ascertaining Tenant’s compliance with all Environmental Laws. If any Environmental Law or Landlord requires that any such Hazardous Substances be disposed of separately from ordinary trash, Tenant shall make arrangements, at Tenant’s expense, for such disposal directly with a qualified and licensed disposal company at a lawful disposal site and shall ensure that such disposal occurs frequently enough to prevent unnecessary storage of such substances at the Project. Landlord, at its option, and at Tenant’s expense, may cause an engineer selected by Landlord, to review (i) Tenant’s operations including, without limitation, materials used, generated, stored, disposed, and manufactured in Tenant’s business, and (ii) Tenant’s compliance with terms of this Section 15.4. Tenant shall provide the engineer with such information reasonably requested by the engineer to complete such review. The first such review may occur prior to or shortly following the commencement of the Term. Thereafter, such review shall not occur more frequently than once each year unless reasonable cause exists for some other review schedule.

ARTICLE 16 – MISCELLANEOUS

16.1. Force Majeure. Landlord and Tenant (except with respect to any payment obligation) shall be excused for the period of any delay in the performance of any obligation hereunder when such delay is occasioned by a Force Majeure Event.

16.2. Brokers. The parties hereby represent and warrant that the only real estate brokers involved in the negotiation and execution of this Lease are the Brokers and that no other party is entitled, as a result of the actions of the respective party, to a commission or other fee resulting from the execution of this Lease. Each party shall protect, defend, indemnify and hold the other harmless from and against any and all claims for the breach of this representation and warranty on its part (including, without limitation, the obligation to pay any compensation to any other broker or person who may be entitled thereto).

16.3. Notices. All notices or other communications between the parties shall be in writing and shall be deemed duly given, if delivered in person, or upon the earlier of (a) receipt, if mailed by certified or registered mail or nationally recognized overnight mail carrier such as FedEx, or (b) (i) three (3) days after certified or registered mailing, return receipt requested, postage prepaid, or (ii) one (1) business day after mailed by nationally recognized overnight mail carrier such as FedEx, in any such case addressed and sent to the parties at their addresses set forth in Section 1.1(j). Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

16.4. Partial Invalidity; Complete Agreement. If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect. This Lease represents the entire agreement between Landlord and Tenant covering everything agreed upon or understood in this transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties. No change or addition shall be made to this Lease except by a written agreement executed by Landlord and Tenant.

16.5. Intentionally Deleted.

16.6. Governing Law; Waiver of Jury Trial. This Lease is governed by the law of the Commonwealth of Virginia. LANDLORD AND TENANT, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY TO THIS LEASE WITH RESPECT TO THIS LEASE, THE PREMISES, OR ANY OTHER MATTER RELATED TO THIS LEASE OR THE PREMISES.

16.7. Representations and Warranties. Tenant represents and warrants to Landlord that (a) each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant, (b) Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 (or any related or successor type of Applicable Law) for the purpose of identifying suspected terrorists, and (c) if Tenant is an entity, Tenant is (and shall continue to be for as long as this Lease is in effect) duly organized, validly existing and in good standing under the laws of the state of its organization, and is (and shall continue to be for as long as this Lease is in effect) qualified to do business in the Commonwealth of Virginia. Landlord represents and warrants to Tenant that (a) each individual executing this Lease on behalf of Landlord is authorized to do so on behalf of Landlord, (b) Landlord is not, and the entities or individuals constituting Landlord or which may own or control Landlord or which may be owned or controlled by Landlord are not, among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 (or any related or successor type of Applicable Law) for the purpose of identifying suspected terrorists, and (c) if Landlord is an entity, Landlord is (and shall continue to be for as long as this Lease is in effect) duly organized, validly existing and in good standing under the laws of the state of its organization, and is (and shall continue to be for as long as this Lease is in effect) qualified to do business in the Commonwealth of Virginia.

16.8. Parking. Effective as of the Commencement Date, with respect to the passenger parking spaces depicted on Exhibit B attached here to (the “Employee/Visitor Parking”), Tenant shall be entitled to the non-exclusive use of the Employee/Visitor Parking, as designated pursuant to this Lease Agreement based on Tenant’s Proportionate Share. Tenant agrees not to overburden the parking facilities beyond what is permitted by Applicable Law and agrees to reasonably cooperate with Landlord and other tenants in the use of the parking facilities. Landlord reserves the right in its reasonable discretion to determine whether parking facilities are becoming crowded and, in such event, to allocate parking spaces between Tenant and other tenants (subject to the requirements of this Section 16.8). There shall be no assigned parking unless Landlord and Tenant mutually agree; provided, however that the user of each space in the Building shall be entitled to exclusive use of the dock doors serving their premises and the parking spaces in front of such dock doors and Landlord shall have exclusive use of the “Outdoor Storage Space” as depicted on Exhibit B attached hereto and incorporated herein. Subject to the terms hereof, all driveways, ingress and egress, and all parking spaces are for the joint use of all tenants. In addition, Tenant agrees that its employees will not park in the spaces designated for visitor parking, or on driveways, streets, roadways, loading areas or other locations not specifically designated for parking except as provided above. Notwithstanding the foregoing, Tenant shall be entitled to the exclusive use of the parking spaces and area located on the Yard, substantially as depicted on Exhibit B attached hereto (“Yard Parking”), and Landlord acknowledges and agrees that Tenant may allow for the repair of tractors or trailers in the parking lot in areas other than the Outdoor Storage Space on an ad hoc basis. Landlord shall not be entitled to alter, reduce, or change access to the Yard Parking and, subject to Force Majeure Events, will ensure that Tenant and its authorized users will have a reasonable path of travel to and from the Yard Parking and Tenant’s other permitted parking hereunder.

16.9. Confidentiality. Landlord and Tenant agree that the terms of this Lease and any future amendments or other agreements in connection with this Lease are confidential and constitute proprietary information of Landlord and Tenant. Disclosure of the terms of this Lease could adversely affect the ability of Landlord to negotiate other leases and impair Landlord’s relationship with other tenants, and could adversely impact Tenant. Accordingly, Landlord and Tenant each agree that it, and its partners, agents, representatives, officers, directors, employees and attorneys, shall not disclose, either directly or indirectly, any of the terms or conditions of this Lease or any future amendments or other agreements in connection with this Lease, to any person or entity, except to personnel employed by such party (as applicable), as reasonably necessary for Tenant’s or Landlord’s (as applicable) performance of its obligations under this Lease or for tax reporting purposes, its actual or prospective lenders, and prospective subtenants or assignees under this Lease. The preceding provisions of this Section 16.9 shall not apply to, or bar or limit any legal action between Tenant and Landlord to enforce this Lease.

16.10. Other Matters. Time is of the essence of each term and provision of this Lease. The exhibits attached to this Lease are hereby incorporated herein. This Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and assigns. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under, or on behalf of Tenant. This Lease does not grant any rights to light or air over or about the Building, or to any view. Landlord and Tenant have had the opportunity to review and revise this Lease. As such, this Lease shall be construed and interpreted as the joint work product of Landlord and Tenant and/or their attorneys. The rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in any interpretation of this Lease. This Lease and all of its terms shall be construed equally as to Landlord and Tenant. Tenant hereby grants to Landlord a lien and security interest on all property of Tenant now or hereafter placed in or upon the Premises, and such property shall be and remain subject to such lien and security interest of Landlord for payment of all Rent. The headings to sections of this Lease are for convenient reference only and shall not be used in interpreting this Lease.

16.11. Landlord’s Limitation of Liability. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any Applicable Laws to the contrary, the liability of Landlord hereunder (including any successor landlord) and any recourse by Tenant against Landlord shall be limited solely and exclusively to the interest of Landlord in and to the Building, and neither Landlord, nor any of its constituent partners, shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Under no circumstances shall Landlord be liable for consequential damages, including, without limitation, injury to Tenant’s business or for any loss of income or profit therefrom.

16.12. Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement. Delivery of an electronically executed signature page hereof by electronic transmission (including, without limitation, via emailed .pdf or DocuSign) shall specifically be deemed as effective as delivery of a manually executed signature page hereof.

16.13 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that, if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building, the Project or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above. Except as otherwise provided in this Lease, Tenant, upon paying the Rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder within all applicable notice and cure periods, shall have quiet possession of the Premises for the entire Term.

16.14 Security. Landlord will comply with the Existing Security/Access Procedures (or such other procedures as Landlord and Tenant may agree upon, each acting reasonably) throughout the term with respect to Tenant’s ingress and egress to the Project and deliveries to and from the Premises; it being agreed that Landlord and Tenant will transition operation and implementation of the Existing Security/Access Procedures from Tenant to Landlord (including appropriate training of employees of Landlord or Landlord’s security contractors of the processes for the Existing Security/Access Procedures) as of the Commencement Date, provided however, if such transition has not occurred by the Commencement Date, Landlord and Tenant shall reasonably cooperate to effectuate such transition as soon as reasonably practicable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Lease to be executed by their authorized agents as of the date first set forth above.

“LANDLORD”:

SNA NE, LLC,

a Delaware limited liability company

By:
Name:
Its:

“TENANT”:

LL FLOORING SERVICES, LLC,

a Delaware limited liability company

By:
Name:
Its:

S-1

EXHIBIT A

PREMISES

Exhibit A, Page 1

EXHIBIT B

The Yard, Parking Areas and Related Areas

Dock Doors Serving Tenant Premises
Yard Parking
Common Area
TENANT 616,590 SQ FT
Dock Doors Serving Landlord Premises
LANDLORD 379,202 SQ FT
Employee/Visitor Parking
Dock Doors Serving Tenant Premises
Dock Doors Serving Landlord Premises
Yard Parking
LANDLORD OUTDOOR STORAGE SPACE

TOTAL: 995,792 SQ FT

| 1 | OVERALL FLOOR PLAN |
|---|---|

Exhibit B, Page 1

EXHIBIT C

RULES AND REGULATIONS

1. The sidewalks, entrances, driveways and roadways serving and adjacent to the Premises shall not be obstructed or used for any purpose other than ingress and egress. Landlord shall control the Common Areas.

2. No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises (other than Landlord standard window coverings) without Landlord’s prior written approval. All electric ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent, of a quality, type, design and tube color approved by Landlord. Neither the interior nor the exterior of any windows shall be coated or otherwise sunscreened without written consent of Landlord.

3. No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by any tenant on, about or from any part of the Premises, the Building or in the Common Areas including the parking area without the prior written consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed; it being agreed that any signage of Tenant located at the Project as of the Effective Date is hereby deemed approved and consent to). In the event of the violation of the foregoing by any tenant, Landlord may remove or stop same without any liability, and may charge the expense incurred in such removal or stopping to tenant.

4. The sinks and toilets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose subtenants, assignees or any of their servants, employees, agents, visitors or licensees shall have caused the same.

5. No boring, cutting or stringing of wires or laying of any floor coverings shall be permitted, except with the prior written consent of Landlord and as Landlord may direct. Landlord may direct electricians as to where and how telephone or data cabling are to be introduced. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

6. No vehicles, birds or animals of any kind (except seeing eye dogs and in connection with pets included in scheduled video/photo sessions in the AV studio located on the premises of Tenant) shall be brought into or kept in or about the Premises, and no cooking shall be done or permitted by any tenant on the Premises, except microwave cooking, the preparation of coffee, tea, hot chocolate and similar items for tenants and their employees, and for employee engagement events (i.e., cookouts). No tenant shall cause or permit any unusual or objectionable odors to be produced in or permeate from the Premises.

7. The Premises shall not be used for manufacturing, unless such use conforms to the zoning applicable to the area, and Landlord provides written consent. No tenant shall occupy or permit any portion of the Premises to be occupied as an office for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or a dance, exercise or music studio, or any type of school or daycare or copy, photographic or print shop or an employment bureau without the express written consent of Landlord. The Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

8. No tenant shall make or permit to be made any unseemly, excessive or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, phonograph, unusual noise, or in any other way; it being agreed that Tenant’s use of the premises substantially in accordance with its use of as of the date hereof will not violate the provisions of this paragraph 8. No tenant shall throw anything out of doors, windows or down the passageways.

9. No tenant, subtenant or assignee nor any of its servants, employees, agents, visitors or licensees, shall at any time bring or keep upon the Premises any flammable, combustible or explosive fluid, chemical or substance or firearm, unless any of the foregoing are currently present at the Project or otherwise permitted by the terms of the Lease.

10. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made to existing locks or the mechanism thereof. Each tenant must upon the termination of his tenancy, restore to Landlord all keys of doors, offices, and toilet rooms, either furnished to, or otherwise procured by, such tenant and in the event of the loss of keys so furnished, such tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

11. No tenant shall overload the floors of the Premises. All damage to the floor, structure or foundation of the Building due to improper positioning or storage items or materials shall be repaired by Landlord at the sole cost and expense of tenant, who shall reimburse Landlord immediately therefor upon demand.

12. Each tenant shall be responsible for all persons entering the Building at tenant’s invitation, express or implied. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of an invasion, mob riot, public excitement or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right without any abatement of rent to require all persons to vacate the Building and to prevent access to the Building during the continuance of the same for the safety of the tenants and the protection of the Building and the property in the Building.

13. Canvassing, soliciting and peddling in the Project are prohibited, and each tenant shall report and otherwise cooperate to prevent the same.

14. All equipment of any electrical or mechanical nature shall be placed by tenant in the Premises in settings that will, to the maximum extent possible, absorb or prevent any vibration, noise and annoyance.

15. There shall not be used in any space in the Building outside of the premises of a tenant, either by any tenant or others, any hand trucks except those equipped with rubber tires and rubber side guards.

16. The scheduling of tenant move-ins shall be subject to the reasonable discretion of Landlord and scheduled in such a manner so as to minimize any interference with operations at the Project.

17. The Building is a smoke-free Building. Smoking is strictly prohibited within the Building. Smoking shall only be allowed in areas designated as a smoking area by Landlord. Tenant and its employees, representatives, contractors or invitees shall not smoke within the Building or throw cigar or cigarette butts or other substances or litter of any kind in or about the Project, except in receptacles for that purpose. Landlord may, at its sole discretion, impose a charge against monthly rent of $50.00 per violation by tenant or any of its employees, representatives, contractors or invitees, of this smoking policy.

18. Tenants will ensure that all doors of the Premises are securely locked before leaving the Building.

19. Tenant, its employees, customers, invitees and guests shall, when using the parking facilities in and around the Project, observe and obey all signs regarding fire lanes and no-parking and driving speed zones and designated handicapped and visitor spaces, and when parking always park between the designated lines. Landlord reserves the right to tow away, at the expense of the owner, any vehicle which is improperly parked or parked in a no-parking zone or in a designated handicapped area, and any vehicle which is left in any parking lot in violation of the foregoing regulation. All vehicles shall be parked at the sole risk of the owner, and Landlord assumes no responsibility for any damage to or loss of vehicles.

20. Tenant shall be responsible for and cause the proper disposal of medical waste, including hypodermic needles, created by its employees.

Landlord desires to maintain the highest standard of dignity and good taste consistent with comfort and convenience for tenants. Any action or condition not meeting this high standard should be reported by Tenant directly to Landlord.

Schedule 3.2

Operating Cost Exclusions

For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Lease, Operating Costs shall not include any of the following:

(A) Costs related to the separation of utilities pursuant to clause (ii) of the definition of Operating Costs if Landlord does not complete the Landlord’s Work set forth in Section 2.2(b);

(B) (1) any and all taxes on Landlord’s income; (2) franchise taxes or corporate or unincorporated business taxes; (3) estate, gift, succession, or inheritance taxes; (4) any capital gains taxes; (5) transfer taxes, or any similar taxes imposed on Landlord, unless those taxes are levied, assessed, or imposed in lieu of or in substitution for the whole or any part of the taxes, assessments, levies, or impositions that now constitute the defined term “Real Estate Taxes”; (6) any increases in Real Estate Taxes due to a sale of the Project or any direct or indirect transfer of any ownership or beneficial interests in Landlord; (7) any sum otherwise included in Real Estate Taxes (including water and sewerage taxes) that are paid any person other Landlord; and (8) any delinquency charges, fines or penalties imposed on the Landlord if it fails to pay the Real Estate Taxes when due or to file any tax or information returns when due;

(C) Any property management or similar fees;

(D) The costs of Landlord’s Work, including any permits or approvals relating thereto;

(E) The costs of complying with any Applicable Laws generally applicable to the Project and not specific to Tenant’s use enacted prior to the Commencement Date;

(F) Any fines, costs, late charges, liquidated damages, penalties, tax penalties, or related interest charges imposed on Landlord or Landlord’s managing agent or property manager;

(G) Fees relating to: (1) disputes between Landlord and members, partners, or affiliates of Landlord or any other Landlord Related Party; (2) disputes with purchasers, prospective purchasers, mortgagees, or prospective mortgagees; or (3) negotiations of leases, mortgages, or other security instruments, contracts of sales, or transfers of all or any portion of the Project or any interest therein by any person of any tier owning an interest therein;

(H) Costs relating to bad debts and reserves of any kind.

(I) Expenses for repair, replacements, and general maintenance of portions of the Project which are paid by proceeds of insurance (or would have been payable had Landlord maintained the insurance required hereunder) or by Tenant or other third parties;

(J) Interest, amortization, or other payments on loans made to Landlord, whether secured or unsecured; secured loan amortization and interest; costs relating to acquiring or negotiating equity contributions; costs and charges incurred in obtaining any public or private financing, refinancing, or loan modifications, including any other fees and expenses (including attorneys’ fees and disbursements);

(K) Depreciation of the Project or the Common Areas or any equipment thereat;

(L) Leasing and brokerage commissions;

(M) Any costs, fees, dues, contributions, or similar expenses for political, charitable, industry association, or similar organizations, as well as the cost of any newspaper, magazine, trade, or other subscriptions;

(N) All advertising and promotional costs including any form of entertainment expenses, dining expenses, any costs relating to tenant or vendor relation programs including flowers, gifts, luncheons, parties, and other social events, but excluding any cost associated with life safety information services and other like property management events;

(O) Any costs relating to the marketing, solicitation, negotiation, and execution of leases of space at the Project, including without limitation, promotional and advertising expenses, commissions, finders’ fees, referral fees, legal fees, and expenses relating to the negotiation and preparation of any lease, sublease, or other occupancy document, tenant improvement costs (including the cost of Landlord’s Work) for tenant or other occupant space, the amount of any allowances or credits paid or granted to tenants or other occupants of any such design or construction, and all other costs of alterations of space in the Project occupied by other tenants or occupants (including, without limitation, in the Vacated Premises);

(P) Capital improvements made to the Project and capital repairs or restoration due to a Casualty, except as may otherwise expressly permitted to be included in the definition of “Operating Costs”;

(Q) General corporate overhead for Landlord and Landlord’s managing agent or any other Landlord Related Party;

(R) Costs incurred in connection with the acquisition or sale of air rights, transferable development rights, easements, or other real property interests;

(S) Costs incurred by Landlord resulting from Landlord’s, Landlord Related Parties’, or another tenant’s breach of its Lease at the Project, Landlord’s or Landlord Related Parties’ negligence or willful misconduct, or Landlord’s indemnification of any tenant of the Project (including Tenant);

(T) Any costs or expenses payable under any superior instruments, any ground or underlying lease or debt financing in respect of Landlord or the Project;

(U) The cost of any changes to the Common Areas except for the repair and maintenance thereof required to be performed by Landlord hereunder and actually performed;

(V) The cost of any repair made by Landlord to remedy damage caused by, or resulting from, the negligence or willful act or omission of Landlord, its agents, contractors or employees;

(W) The cost of overtime or other expense to Landlord in curing its defaults;

(X) Costs relating to withdrawal liability or unfunded pension liability under the Multi-Employer Pension Act or similar law;

(Y) Costs or expenses expressly excluded from Operating Costs in other provisions of this Lease;

(Z) Any increased costs due a material change in the Existing Security/Access Procedures unless mutually agreed upon by Landlord and Tenant, each acting reasonably; and

(AA) Duplicative costs for the same item.

Schedule 8.3

Insurance

SECTION 1.1 TENANT’S INSURANCE. Tenant shall continuously maintain at its cost and furnish Landlord certificates evidencing the existence of the following insurance policies with limits not less than specified below or required by law, whichever is greater:

A. Commercial General Liability Insurance (most recent form – CG 0001) including but limited to contractual liability, premises and operations, independent contractors protective, products/completed operations, personal/advertising injury, cross liability, severability of interests, incidental medical, host liquor, blanket additional insureds - $1,000,000 per occurrence and a $2,000,000 general aggregate— per location.

B. “All risk” (special causes of loss) insurance for Tenant’s work, alterations, improvements and betterments and all other Leasehold Improvements (whether paid for by Landlord or Tenant), and Tenant’s Property, including: clean up, remediation and repair of all such property identified in the foregoing and within the interior space of the Premises including Loss Payee status for Landlord; time element (loss of income/extra expense for twelve months); 100% replacement cost of the owned property on site; agreed amount provision waiving the coinsurance requirement; flood / sewer back-up coverage with a limit equal to the replacement cost of the personal property on site; Earthquake equal to the replacement cost of the personal property on site; and terrorism coverage. If at any time this Lease is cancelled or terminated by either party as herein permitted following any casualty loss which Tenant has self-insured in whole or in part (an “uninsured loss”) and Landlord would have been entitled to receive and retain the insurance proceeds payable because of such casualty if the uninsured loss had been covered by insurance, then Tenant shall promptly pay to Landlord an amount equal to the insurance proceeds that would have been payable with respect to the uninsured loss if Tenant had carried insurance in the form and amount required by the terms of this Lease rather than self-insuring such loss.

C. Business interruption insurance equal to projected gross revenue less non-continuing expenses for a period of twelve (12) months.

D. Worker’s compensation insurance at statutory limits in the state in which the Project is located.

E. Employers’ liability insurance with limits of liability not less than One Million Dollars ($1,000,000) or such other higher limits imposed in accordance with the requirements, if any, of the laws of the state where the Project is located.

F. Business automobile liability insurance owned, hired and non-owned auto coverage $1,000,000 combined single limit.

G. Umbrella/excess liability coverage with limits of not less than Five Million Dollars ($5,000,000) per occurrence, excess of Employer’s Liability, Commercial General Liability and Auto Liability – applicable on a follow form/excess basis at a minimum.

H. Equipment breakdown coverage if Tenant is required to maintain the HVAC system exclusively serving the Premises.

22.1.1 Tenant shall also maintain insurance against such other hazards as may from time to time reasonably be required by Landlord, provided that such insurance is customarily carried in the area in which the Premises are located on property similar to the Building and that Tenant receives written notice specifying all such additional insurance as may be required.

SECTION 1.2 TENANT’S CONTRACTOR’S INSURANCE. Before any alterations, additions, improvements or construction are undertaken, Tenant shall carry and maintain, at its expense, or Tenant shall require any contractor performing work on the Premises or entering the site otherwise continuously to carry and maintain, insurance coverage, at the contractor’s or subcontractor’s sole cost and expense, in the following minimum amounts:

A. Commercial General Liability Insurance written on CG 0001 (or similar but no more restrictive than the most recent edition) and apply to claims arising out the work performed by the applicable contractor or otherwise out of the applicable contract documents including premises and operations, subcontractors, contractual liability (including assumed liability for personal injury and advertising injury and for bodily injury to contractor’s employees), so called broad form property damage, underground, collapse and explosion hazards, products, completed operations and accidental pollution liability. Applicable limits shall be $1,000,000 per occurrence, $2,000,000 products/completed operations and $2,000,000 general aggregate (per location/per project). Defense expenses shall be in addition to the limit of liability and coverage will apply on an occurrence basis. Such policy shall be maintained for a minimum of two years following completion of the work described in the contract.

B. Worker’s compensation insurance at statutory limits in the state in which the Project is located.

C. Employers’ liability insurance with limits of liability not less than One Million Dollars ($1,000,000) or such other higher limits imposed in accordance with the requirements, if any, of the laws of the state where the Property is located.

D. Business automobile liability insurance including hired and non-owned auto coverage $1,000,000 combined single limit.

E. Umbrella/excess liability coverage with limits of not less than $5,000,000 with coverages outlined in A-D above scheduled as underlying insurance subject to, as a minimum, excess and follow form protection.

Each policy above in the contractor’s and subcontractor’s insurance program (other than workers compensation) shall name the following as additional insureds: Landlord, Landlord’s managing agent, Tenant and all entities and individuals that have any type of direct or indirect affiliation with or interest in Landlord: Landlord’s property manager for the Project; any holders of indebtedness secured by the Project; other entities or individuals Landlord may designate from time to time to; and, with respect to each of the foregoing, its managers, members, partners, officers, directors, employees, agents, successors, and assigns – collectively known as the “Additional Insureds”. Acceptable general liability forms for the contractor are CG2026 1185 or a combination of CG2026 0704 AND CG2040 1219. Acceptable forms for the subcontractors are CG2026 1185 or a combination of CG2038 0413 AND CG2040 1219. Form CA 20 48 0797 is acceptable for use on the auto policy. Acceptable endorsements will grant additional insured protection in the absence of privity and not be limited by the terms of this agreement, nor the limits of insurance required within this Lease. Contractor’s and subcontractor’s insurance coverages above will be primary and noncontributory with respect to the insurance described above. The contractor’s and each subcontractor’s respective insurance carriers shall waive all rights of subrogation against Landlord, authorized agent, Tenant and Additional Insureds with respect to losses payable under such policies. Additional Insured status shall apply to each party as if each were named in the Contract and the Contractors policy shall not contain any cross-liability exclusions.

If the work to be performed is hazardous, higher amounts of insurance may be required by Landlord. The minimum limits, terms and conditions set forth herein will not be construed as a limitation of Landlord’s or Landlord’s managing agent’s rights under any insurance policy and no insurance policy maintained by Contractor or any subcontractors, of any tier, shall be endorsed to include any such limitation.

Tenant’s contractors and subcontractors shall also maintain insurance against such other hazards as may from time to time reasonably be required by Landlord, Landlord’s managing agent or Tenant, provided that such insurance is customarily carried in the area in which the Premises are located on property similar to the Building and that Tenant receives written notice specifying all such additional insurance as may be required.

SECTION 1.3. POLICY REQUIREMENTS

A. Any company writing any insurance which Tenant or Tenant’s Contractor is required to maintain or cause to be maintained pursuant to Sections 1.1 and 1.2 of this Schedule 8.3 (all such insurance, as well as any other insurance carried by Tenant with regard to the Premises, shall be referred to as “Tenant’s Insurance”) shall at all times be a company with at least an A.M. Best’s ratings of A- (Financial Strength) and VII (Financial Size Category) and be allowed to do business in the State in which the Premises are located. The form of such Tenant’s Insurance shall be subject to Landlord’s approval (which approval shall not be unreasonably withheld, conditioned or delayed). Tenant’s Insurance may be carried under a blanket policy covering the Premises and any other of Tenant’s locations; provided however, that such blanket insurance policy provides, on a per occurrence basis, that a loss that relates to any other location does not impair or reduce the level of protection available for the Premises below the amount required by this Lease.

B. Upon execution of the Lease or prior to the commencement of work, certificates of insurance and additional insured endorsements shall be provided to either Landlord, authorized agent or Tenant evidencing coverage as required above. Prior to expiration of any applicable policy, updated certificates and required endorsements must be furnished to Landlord or Landlord’s managing agent.

C. The certificate shall contain an endorsement that Landlord will be given at least thirty (30) days prior written notice of cancellation of or any material change in the policy. Tenant’s respective insurance carriers shall waive all rights of subrogation against Landlord, Landlord’s managing agent all applicable additional insureds with respect to losses payable under such policies. Landlord, Landlord’s managing agent, and all entities and individuals that have any type of direct or indirect affiliation with our interest in Landlord: Landlord’s property manager for the Project; any holders of indebtedness secured by the Project; other entities or individuals Landlord may designate from time to time to; and, with respect to each of the foregoing, its managers, members, partners, officers, directors, employees, agents, successors, and assigns shall be named as an additional insured on a primary and non-contributory basis under the Tenant’s Commercial General Liability (Form CG2026), Business Auto Liability (Form CA 2048) and Umbrella/Excess Liability (follow form/excess) insurance. Acceptable endorsements will not be limited by the terms of this agreement, nor the limits of insurance required within this contract/agreement. Evidence of additional insured status must be provided in the form of an endorsement to the appropriate policies, or if requested by Landlord, certified copies of all policies evidencing the required coverages. All certificates must be submitted upon execution of this Lease and prior to any renewal date. The minimum limits, terms and conditions set forth herein will not be construed as a limitation of Landlord rights under any insurance policy and no insurance policy maintained by Tenant shall be endorsed to include any such limitation. The limits of Tenant’s Insurance shall in no event limit Tenant’s liability under this Lease, at law or in equity. If Tenant fails to perform its obligations under this Schedule 8.3, then Landlord may, but shall not be required to, perform any such obligations on behalf of Tenant and add the cost of the same as Additional Rent, payable within thirty (30) days of demand.

D. Any required insurance may be in the form of blanket coverage, so long as such blanket policy does not reduce the limits nor diminish the coverage required herein and otherwise complies with the terms of this lease. Tenant shall have the right to satisfy its insurance obligations hereunder by means of self-insurance to the extent of all or part of the required insurance, but only so long as; (a) Tenant (or affiliate thereof providing the self-insurance) shall have a net worth of at least $100,000,000 and (b) such self-insurance provides for loss reserves which are actuarially derived in accordance with generally accepted standards of the insurance industry and accrued (i.e. charged against earnings) or otherwise funded. Any deductible in excess of $10,000 shall be deemed to be self-insurance. Subject to the terms of this lease, Tenant agrees to pay the amount of any deductible or self-insurance provided under any insurance which Tenant is required to maintain hereunder.

SECTION 1.4. INCREASE IN INSURANCE PREMIUMS. Neither Tenant nor any of the other Tenant Related Parties shall do or fail to do anything which will (i) violate the terms of or increase the rate of, any of Landlord’s or any other tenant’s or occupant’s insurance policies; (ii) prevent Landlord from obtaining such policies of insurance acceptable to Landlord or any Mortgagee; or (iii) contravene the rules, regulations and recommendations of Landlord’s insurance companies, the Fire Insurance Rating Organization or any similar body having jurisdiction over the Premises or the National Board of Fire Underwriters or any similar body exercising similar functions in connection with the prevention of fire or the correction of hazardous conditions. In the event of the occurrence of any of the events set forth in this Section 1.4, Tenant shall pay Landlord upon demand, as Additional Rent, the cost of the amount of any increase in any such insurance premium.

SECTION 1.5 MUTUAL WAIVERS. Landlord and Tenant release each other from any liability for loss or damage by fire or other casualty covered by a standard form of property insurance, whether or not the loss or damage resulted from the negligence of the other party, its agents or employees. Each party will obtain policies of insurance providing that this release will not adversely affect the rights of the insureds under the policies.